UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2004

SONIC SOLUTIONS

(Exact name of registrant as specified in its charter)

California	72870	93-0925818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets

On December 21, 2004, Sonic Solutions announced that it had completed its previously announced purchase of Roxio’s consumer software division (“CSD”). This Amendment No. 1 is being filed to amend Items 9.01(a) and 9.01(b) of the Current Report filed by Sonic Solutions on December 23, 2004 in order to provide the required financial statements of the CSD and the required pro forma financial information related to Sonic Solutions’ acquisition of the CSD.

ITEM 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Audited Financial Statements of the Consumer Software Division:

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets as of September 30, 2004 (unaudited), March 31, 2004 and 2003

•	Consolidated Statement of Operations for the six months ended September 30, 2004 and 2003 (unaudited), and the years ended March 31, 2004, 2003 and 2002

•	Consolidated Statements of Changes in Owner’s Net Investment/Stockholders’ Equity for the years ended March 31, 2002, 2003, 2004 and for the six months ended September 30, 2004 (unaudited)

•	Consolidated Statements of Cash Flows for the six months ended September 30, 2004 and 2003 (unaudited), and the years ended March 31, 2004, 2003 and 2002

•	Notes to Consolidated Financial Statements

(b) Pro Forma Financial Information.

•	Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2004

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the six month period ended September 30, 2004

•	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2004

•	Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(c) Exhibits

The following documents are filed as exhibits to this report:

Exhibit	Description
23.1	Consent of Independent Registered Public Accounting Firm

99.1	Amended and Restated Asset Purchase Agreement between Sonic Solutions and Roxio, Inc. dated as of December 17, 2004 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Registrant on December 23, 2004.)

99.2	Press release of Sonic Solutions dated December 21, 2004, announcing the completion of the purchase of the assets comprising the consumer software division of Roxio, Inc (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by the Registrant on December 23, 2004.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ Robert J. Doris
Name:	Robert J. Doris
Title:	President and Director
(Principal Executive Officer)

Date: February 22, 2005

(a) Financial Statements of Software Division

CONSUMER SOFTWARE DIVISION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2004 (unaudited), March 31, 2004 and 2003	F-3

Consolidated Statements of Operations for the six months ended September 30, 2004 and 2003 (unaudited), and the years ended March 31, 2004, 2003 and 2002	F-4

Consolidated Statements of Changes in Owner’s Net Investment/Stockholders’ Equity for the years ended March 31, 2002, 2003, and 2004 and the six months ended September 30, 2004 (unaudited)	F-5

Consolidated Statements of Cash Flows for the six months ended September 30, 2004 and 2003 (unaudited), and the years ended March 31, 2004, 2003 and 2002	F-6

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Stockholders of Roxio, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of operations, of changes in owner’s net investment/stockholders’ equity and cash flows present fairly, in all material respects, the financial position of the Consumer Software Division a division of Roxio, Inc. as defined in Note 1 and its subsidiaries at March 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Roxio, Inc.’s Management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15 to the accompanying consolidated financial statements, the Company has restated its consolidated financial statements for the fiscal years 2002, 2003 and 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

November 17, 2004 except for Note 16, for which the date is December 17, 2004.

CONSUMER SOFTWARE DIVISION

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	September 30, 2004	March 31,
		2004	2003
	(unaudited)	(As restated)	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$ —	$—	$34,739
Restricted cash	735	735	—
Short-term investments	—	—	18,758
Accounts receivable, net of allowance for doubtful accounts, (of $662, $991, and $850, respectively)	11,016	14,911	18,196
Prepaid expenses and other current assets	2,571	3,211	3,826
Deferred income taxes	8,020	8,020	5,555

Total current assets	22,342	26,877	81,074
Long-term investment	3,200	3,000	3,059
Property and equipment, net	3,031	4,137	9,058
Goodwill	54,890	54,807	53,040
Other intangible assets, net	1,022	2,488	10,314
Other assets	718	673	589

Total assets	$85,203	$91,982	$157,134

LIABILITIES AND STOCKHOLDERS’ EQUITY/OWNERS NET INVESTMENT
Current liabilities:
Accounts payable	$3,622	$4,059	$11,952
Income taxes payable	14,308	12,329	1,353
Accrued liabilities	20,636	24,086	20,987
Deferred revenues	954	505	725
Current portion of long-term debt	168	420	606

Total current liabilities	39,688	41,399	35,623
Long term liabilities:
Long-term debt	33	68	5,490
Deferred income taxes	—	—	1,190
Other long term liabilities	2,106	2,296	—

Total liabilities	41,827	43,763	42,303

Commitment and contingencies (Note 13)
Stockholders’ equity/owners net investment:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued and outstanding at March 31, 2003	—	—	—
Common stock, $0.001 par value; 100,000 shares authorized; 19,574 shares issued and outstanding at March 31, 2003	—	—	20
Additional paid-in capital	—	—	128,272
Deferred stock-based compensation	(32)	(285)	(2,886)
Accumulated deficit	—	—	(12,504)
Accumulated other comprehensive income	5,549	5,408	1,929
Owners’ net investment	37,859	43,096	—

Total stockholders’ equity	43,376	48,219	114,831

Total liabilities and stockholders’ equity	$85,203	$91,982	$157,134

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2004	2003	2004	2003	2002
	(unaudited)			(As restated)
Net revenues	$40,163	$44,675	$87,332	$119,427	$141,471
Cost of revenues :
Cost of revenues(1)	9,111	12,651	23,495	31,357	29,154
Amortization of purchased technologies	1,337	1,145	2,291	2,791	1,474

Total cost of revenues	10,448	13,796	25,786	34,148	30,628

Gross profit	29,715	30,879	61,546	85,279	110,843

Operating expenses:
Research and development(2)	7,432	10,266	19,202	21,582	21,637
Sales and marketing(3)	11,087	15,351	26,978	41,255	49,247
General and administrative(4)	7,362	8,899	15,369	27,143	19,327
Restructuring charges	(80)	2,093	9,298	882	—
Amortization of intangible assets	125	199	631	3,610	4,672
Stock based compensation charges	250	648	1,208	2,619	7,427
Write-off of acquired in-process research and development	—	—	—	—	1,110

Total operating expenses	26,176	37,456	72,686	97,091	103,420

Income (loss) from operations	3,539	(6,577)	(11,140)	(11,812)	7,423
Gain on sale of GoBack product line	1,682	10,592	10,622	—	—
Other income (expense), net	128	(59)	(649)	471	1,285

Income (loss) before provision for income taxes	5,349	3,956	(1,167)	(11,341)	8,708
Provision for income taxes	1,979	4,737	7,940	309	6,482

Net income (loss)	$3,370	$(781)	$(9,107)	$(11,650)	$2,226

Other comprehensive gain (loss):
Foreign currency translation adjustment	141	826	3,449	1,783	(280)
Unrealized gain (loss) on short term investment	—	—	—	24	—

Comprehensive income (loss)	$3,511	$45	$(5,658)	$(9,843)	$1,946

(1)	Excludes stock-based compensation charges of $4 and $20 for the six months ended September 30, 2004 and 2003, respectively and $38, $49 and $103 for the years ended March 31, 2004, 2003 and 2002, respectively.
(2)	Excludes stock-based compensation charges of $61 and $287 for the six months ended September 30, 2004 and 2003, respectively and $549, $715 and $1,515 for the years ended March 31, 2004, 2003 and 2002, respectively.
(3)	Excludes stock-based compensation charges of $54 and $236 for the six months ended September 30, 2004 and 2003, respectively and $450, $796 and $3,476 for the years ended March 31, 2004, 2003 and 2002, respectively.
(4)	Excludes stock-based compensation charges of $131 and $105 for the six months ended September 30, 2004 and 2003, respectively and $171, $1,059 and $2,333 for the years ended March 31, 2004, 2003 and 2002, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

CONSOLIDATED STATEMENT OF CHANGES IN OWNER’S

NET INVESTMENT / STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Owner’s net Investment	Total Stockholders’ Equity
	Shares	Amount
Balance at March 31, 2001	16,500	$17	$16	$—	$—	$402	$40,182	$40,617
Net income (loss)	—	—	—	—	(854)	—	3,080	2,226
Stock-based compensation prior to separation from Adaptec	—	—	—	—	—	—	877	877
Net cash transfers from Adaptec	—	—	—	—	—	—	27,446	27,446
Transfer of other assets from Adaptec upon separation	—	—	—	—	—	—	4,608	4,608
Transfer of owner’s net investment to additional paid-in capital upon separation	—	—	76,193	—	—	—	(76,193)	—
Foreign currency translation adjustment	—	—	—	—	—	(280)	—	(280)
Deferred stock-based compensation on stock options issued to employees	—	—	11,745	(11,745)	—	—	—	—
Issuance of common stock to strategic partner	235	—	3,134	(1,135)	—	—	—	1,999
Amortization of warrant issued to strategic partner	—	—	1,157	—	—	—	—	1,157
Issuance of common stock under employee stock plans	535	1	4,739	—	—	—	—	4,740
Issuance of common stock in connection with the acquisition of MGI Software	2,204	2	31,886	—	—	—	—	31,888
Amortization of deferred stock-based compensation	—	—	—	5,393	—	—	—	5,393
Tax benefit associated with stock options exercises	—	—	718	—	—	—	—	718

Balance at March 31, 2002 (As restated)	19,474	20	129,588	(7,487)	(854)	122	—	121,389
Net loss	—	—	—	—	(11,650)	—	—	(11,650)
Foreign currency translation adjustment	—	—	—	—	—	1,783	—	1,783
Unrealized gain on short-term investments	—	—	—	—	—	24	—	24
Issuance of warrant to Napster	—	—	329	—	—	—	—	329
Issuance of common stock under employee stock plans	345	—	1,368	—	—	—	—	1,368
Repurchase and retirement of common stock	(245)	—	(1,064)	—	—	—	—	(1,064)
Amortization of deferred stock-based compensation	—	—	—	2,641	—	—	—	2,641
Effect of employee termination adjustment to deferred stock-based compensation	—	—	(1,960)	1,960	—	—	—	—
Re-measurement of warrant issued to strategic partner	—	—	(22)	—	—	—	—	(22)
Tax benefit associated with stock options exercises	—	—	33	—	—	—	—	33

Balance at March 31, 2003 (As restated)	19,574	20	128,272	(2,886)	(12,504)	1,929	—	114,831
Transfer to net shareholder’s investment	(19,574)	(20)	(128,272)	897	12,504	30	68,905	(45,956)
Net Loss	—	—	—	—	—	—	(9,107)	(9,107)
Foreign currency translation adjustments	—	—	—	—	—	3,449	—	3,449
Amortization of deferred stock-based compensation	—	—	—	1,208	—	—	—	1,208
Effect of employee termination adjustment to deferred stock-based compensation	—	—	—	496	—	—	(496)	—
Net cash transferred to Roxio	—	—	—	—	—	—	(16,206)	(16,206)

Balance at March 31, 2004 (As restated)	—	—	—	(285)	—	5,408	43,096	48,219
Net income (unaudited)	—	—	—	—	—	—	3,370	3,370
Foreign currency translation adjustments (unaudited)	—	—	—	—	—	141	—	141
Amortization of deferred stock-based compensation (unaudited)	—	—	—	250	—	—	—	250
Effect of employee termination adjustment to deferred stock-based compensation (unaudited)	—	—	—	3	—	—	(3)	—
Net cash transferred to Roxio (unaudited)	—	—	—	—	—	—	(8,604)	(8,604)

Balance at September 30, 2004 (unaudited)	—	$—	$—	$(32)	$—	$5,549	$37,859	$43,376

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended September 30,		Years Ended March 31,
	2004	2003	2004	2003	2002
	(unaudited)			(As restated)
Cash flows from operating activities:
Net income (loss)	$3,370	$(781)	$(9,107)	$(11,650)	$2,226
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities :
Depreciation and amortization	2,755	3,297	6,446	9,742	7,439
Stock-based compensation charges	250	648	1,208	2,619	7,427
Bad debt expense (benefit)	(32)	(87)	(75)	649	790
Non-cash restructuring charge	—	—	2,416	—	—
Loss on retirement of property and equipment	—	410	326	—	—
Gain on sale of GoBack product line	(1,682)	(10,592)	(10,622)	—	—
Gain on sale of intangible	(200)	—	—	—	—
Write-off of acquired in-process technology	—	—	—	—	1,110
Deferred income taxes	—	—	(3,657)	(2,149)	(1,321)
Change in operating assets and liabilities, net of effects of acquisition and sale of GoBack product line :
Accounts receivable	3,956	4,831	3,424	10,391	8,545
Prepaid expenses and other current assets	(489)	743	1,683	(331)	(1,285)
Other long term assets	(51)	(196)	(148)	—	—
Accounts payable	107	(6,254)	(7,557)	1,959	(10,189)
Income taxes payable	1,994	4,173	11,770	4,256	363
Accrued liabilities	(3,931)	(3,295)	3,340	(6,592)	8,971
Deferred revenues	631	948	(220)	725	—
Other liabilities	(331)	345	2,296	—	—

Net cash provided by (used in) operating activities	6,347	(5,810)	1,523	9,619	24,076

Cash flows from investing activities:
Purchases of property and equipment, net	(126)	(523)	(1,158)	(4,187)	(3,839)
Proceeds from sale of GoBack product line	2,760	10,250	9,980	—	—
Purchases of other intangible assets	—	(63)	—	(5,726)	(251)
Purchases of short-term investments	—	—	—	(29,659)	(4,700)
Proceeds from sale of short-term investments	—	—	—	11,075	—
Maturities of short-term investments	—	—	—	4,526	—
Transfer to restricted cash	—	(735)	(735)	—	—
Investment in nonconsolidated company	—	—	—	(3,000)	—
Acquisition of MGI Software Corp, net of cash acquired	—	—	—	—	(1,988)

Net cash provided by (used in) investing activities	2,634	8,929	8,087	(26,971)	(10,778)

Cash flows from financing activities:
Net cash transferred from Adaptec	—	—	—	—	27,446
Principal payment of capital lease obligations	(342)	(302)	(613)	(557)	(199)
Proceeds from line of credit	—	—	—	5,000	—
Proceeds from short term borrowing	—	227	—	—	—
Issuance of common stock to strategic partner	—	—	—	—	1,999
Issuance of common stock under employee stock plan	—	—	—	1,368	4,740
Repurchase and retirement of common stock	—	—	—	(1,065)	—
Initial cash transferred to Roxio	—	(34,739)	(34,739)	—	—
Net cash transfer to Roxio	(8,639)	(3,044)	(9,704)	—	—

Net cash provided by (used in) financing activities	(8,981)	(37,858)	(45,056)	4,746	33,986

Effect of exchange rates on cash	—	—	707	65	(4)
Change in cash and cash equivalents:	—	(34,739)	(34,739)	(12,541)	47,280
Cash and cash equivalents at beginning of period	—	34,739	34,739	47,280	—

Cash and cash equivalents at end of period	$—	$—	$—	$34,739	$47,280

CONSUMER SOFTWARE DIVISION

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Six Months Ended September 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
	(unaudited)			(As restated)	(As restated)
Supplemental cash flow information:
Cash paid for interest	$—	$20	$(175)	$220	$47

Cash paid for income taxes	$115	$1,313	$1,313	$1,832	$5,258

Non-cash disclosure of investing and financing activities:
Transfer of other assets from Adaptec upon legal separation	$—	$—	$—	$—	$4,608

Assets acquired under capital leases	$58	$—	$—	$203	$1,624

Adjustment to goodwill resulting from acquisitions	$—	$—	$—	$1,128	$35,658

Issuance of common stock	$—	$—	$—	$—	$31,888

Deferred stock-based compensation	$—	$—	$—	$—	$12,880

Issuance of warrants for services	$—	$—	$—	$329	$1,840

The accompanying notes are an integral part of these consolidated financial statements.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Description of business

The Consumer Software Division (“CSD”) of Roxio, Inc. (the “Company”) is a provider of digital media software and services for the consumer market. CSD provides software that enables individuals to record digital content onto CDs and DVDs, as well as photo and video editing products. These products allow customers to create, manage and move their rich digital media.

CSD is part of Roxio, Inc. (“Roxio”) which began operations in May 2001 as a spin off from Adaptec, Inc. (see Note 7—Transactions With Adaptec). Prior to May 2003, Roxio’s entire operations consisted of CSD and as a result Roxio operated in only one operating segment. During May 2003 Roxio acquired Napster, LLC and began to operate in two operating segments, CSD and the online music segment.

On August 9, 2004, Roxio entered into an Asset Purchase Agreement (the “Agreement”) with Sonic Solutions (“Sonic”), a publicly listed California corporation, pursuant to which the parties contemplate a sale by Roxio, to Sonic, of substantially all of the assets and liabilities constituting Roxio’s Consumer Software Division (“CSD”), including all of the capital stock of certain international subsidiaries historically included in CSD. Sonic has agreed to pay a total of $70 million in cash and 653,837 shares of Sonic’s common stock. The cash purchase price is subject to certain adjustments as described in the Agreement. The transaction is structured as an asset sale and will be accounted for in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, CSD’s results of operations and cash flows will be classified separate from Roxio’s ongoing results and cash flows following shareholder approval of the transaction.

Interim financial statements

The accompanying consolidated financial statements for the six-month periods ended September 30, 2004 and 2003 have been prepared on the same basis as the accompanying annual consolidated financial statements. In the opinion of management, such interim consolidated financial information reflects adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of such financial information. The results of operations for the interim periods ended September 30, 2004 and 2003 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

Consolidation and basis of presentation

The accompanying consolidated financial statements present the results of operations, financial position, changes in owner’s net investment/stockholder’s equity and cash flows applicable to the operations of CSD and the wholly-owned subsidiaries of Roxio included in CSD, after elimination of intercompany accounts and transactions.

Prior to May 5, 2001, Roxio and CSD conducted its business as an operating segment of Adaptec. Roxio and CSD’s consolidated financial statements prior to May 5, 2001 (the separation date) have been carved out of the consolidated financial statements of Adaptec using the historical results of operations of the Adaptec software operating segment and historical bases of the assets and liabilities of Adaptec that Roxio and CSD

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

comprises. Certain software products directly related to Adaptec’s hardware products, which were historically reflected in Adaptec’s software segment results of operations in Adaptec’s segment reporting, were retained by Adaptec after legal separation. As such, the revenues and associated costs of sales and operating expenses related to these products have not been included in Roxio and CSD’s financial statements. Accordingly, the results reported herein do not reflect the software operating segment disclosures previously reported by Adaptec under Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” within the Adaptec annual reports on Form 10-K.

Prior to May 5, 2001, the consolidated financial statements also included allocations to Roxio and CSD of certain shared expenses, including centralized legal, accounting, finance, manufacturing, real estate, information technology, distribution, customer services, sales, marketing, engineering and other Adaptec corporate services and infrastructure costs. For purposes of preparing the accompanying financial statements, certain Adaptec corporate costs were allocated to Roxio and CSD using the allocation methods described in Note 7—Transactions with Adaptec. Roxio and CSD and Adaptec’s management believe that the allocation methods used are reasonable and reflective of Roxio and CSD’s proportionate share of such expenses. However, the financial information included herein may not reflect the financial position, operating results, changes in owner’s net investment and cash flows of Roxio and CSD in the future or what they would have been had Roxio and CSD been a separate, stand-alone entity during the periods presented.

From inception, including the period it was part of Adaptec, through May 19, 2003, Roxio conducted its business in one segment, consumer software which included substantially all of the operations of what subsequently became CSD. As a result, the accompanying financial statements for the years ended March 31, 2002 and 2003, and as of March 31, 2003, are the historical Roxio, Inc. consolidated financial statements. No adjustments have been made to the financial statements for these periods because Roxio was solely dedicated to the consumer software business. In the year ended March 31, 2003, Roxio acquired certain assets, most prominently the right to the trade name “Napster”, that subsequently was included in the online music segments upon its establishment in May 2003. Prior to the establishment of the online music segment in May 2003 these assets and the associated cost are included as part of CSD.

On May 19, 2003 Roxio acquired Napster, LLC as described in Note 2 of Roxio’s Annual Report on Form 10-K/A. Since that date, CSD conducted business as an operating segment of Roxio, Inc. CSD’s consolidated financial statements for the year ended March, 31 2004, for the six month periods ended September 30, 2003 and 2004, and as of March 31 and September 30, 2004 have been carved out of the consolidated financial statements of Roxio using the historical results of operations of Roxio’s consumer software operating segment and historical bases of the assets and liabilities. Certain assets and liabilities and certain employees historically included in Roxio’s consumer software segment will be retained by Roxio after the close of the Agreement. These assets and liabilities retained by Roxio consist of corporate assets and liabilities, not related to CSD’s operations such as cash, cash equivalents, short-term investments, short term notes payable and assets and liabilities associated with Roxio’s corporate and executive activities. All of these assets and liabilities, with the exception of insignificant cash in certain overseas subsidiaries, will not be acquired by Sonic. Accordingly, the results reported herein do not reflect the consumer software operating segment disclosures previously reported under “SFAS” No. 131, “Disclosures about Segments of an Enterprise and Related Information,” within the Roxio annual reports on Form 10-K/A.

References to CSD in these financial statements refer to Roxio’ entire operation up to May 2003 and the operations of the consumer software segment subsequent to May 2003.

As a result of the change in operations, the financial statements for the years ended March 31, 2002 and 2003 are not necessarily comparable to the financial statements for year ended March 31, 2004 and the six

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

months ended September 30, 2003 and 2004. Also, as a result of the establishment of CSD $68.9 million was transferred to owners net investment. The difference between this amount and Roxio’s consolidated equity prior to the establishment of CSD represents corporate assets and liabilities comprised of cash, cash equivalents, short term investments, external debt and assets and liabilities related to corporate activities such as finance, legal and executive, that were not transferred to CSD.

Certain allocations and estimates have been made by management in the accompanying financial statements to present the financial position, results of operations and cash flows of CSD as an independent entity during the year ended March, 31 2004, for the six month periods ended September 30, 2003 and 2004, and as of March 31 and September 30, 2004 (for further discussion of transactions between Roxio and CSD see Note 14 – Transactions With Roxio.) Roxio and CSD’s management believe that the allocation methods used are reasonable. However, the financial information included herein may not reflect the financial position, operating results, changes in owner’s net investment and cash flows of CSD in the future or what they would have been had CSD been a separate, stand-alone entity during the periods presented.

Spin off From Parent Company—Adaptec

On April 12, 2001, Adaptec’s Board of Directors approved the distribution of all of the outstanding shares of Roxio’s common stock to the record holders of Adaptec common stock on April 30, 2001, with the exception of 190,941 shares that Adaptec continued to hold for issuance upon the exercise of an outstanding warrant to purchase Adaptec common stock. In the distribution, each holder of Adaptec common stock received as a dividend 0.1646 of a share of Roxio’s common stock for every one share of Adaptec common stock held on April 30, 2001, which was the record date for determining the holders of Adaptec stock entitled to receive the dividend. Roxio’s separation from Adaptec was completed on May 5, 2001 (the “Separation Date”), and the distribution of Roxio’s common stock by Adaptec to its stockholders was completed on May 11, 2001 (the “Distribution Date”). The distribution was intended to qualify as a tax-free transaction under Section 355 and 368(a) (1) (D) of the Internal Revenue Code.

Adaptec and Roxio entered into a Master Separation and Distribution Agreement (the “Separation Agreement”) under which Adaptec contributed on the Separation Date $33.2 million in cash, which included $3.2 million in cash held by Roxio’s overseas subsidiaries, to fund working capital as a stand-alone entity. Prior to legal separation, Roxio transferred $5.8 million of cash to Adaptec. On the Separation Date, Adaptec transferred to Roxio substantially all of the assets and liabilities that appeared on Roxio’s consolidated balance sheet. However, on the Separation Date, Adaptec retained approximately $11.5 million in taxes payable and Roxio recorded a receivable of $2.7 million and a payable of $9.6 million with Adaptec, which were previously included in owner’s net investment. These transactions resulted in the transfer of an additional $4.6 million of net assets to Roxio’s on the Separation Date.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Historically, Roxio has managed cash and cash equivalents on a centralized basis. Cash receipts associated with CSD’s business have been transferred to Roxio and Roxio has funded CSD’s disbursements. All changes in cash and cash equivalents have been included in owners net investment for all periods after March 31, 2003.

Restricted cash

At September 30, 2004 and March 31, 2004, Roxio has $735,000 of restricted cash. The restricted cash serves as collateral for an irrevocable standby letter of credit that provides financial assurance that Roxio will

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fulfill its obligation to Entrust, Inc, its lessor. The cash is held in custody by the issuing bank and is restricted as to withdrawal or use. Unless renewed, the restrictions will lapse in fiscal 2005.

Foreign currency translation

The functional currency for the majority of CSD’s foreign subsidiaries is their respective local currency. CSD translates assets and liabilities to U.S. dollars using period-end exchange rates and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included as a component of accumulated other comprehensive income.

The functional currency of one foreign subsidiary is the U.S. dollar. CSD remeasures assets and liabilities at the period end or historical exchange rate, as appropriate. Revenues and expenses are remeasured at the average rate during the period. Currency translation gains and losses are recognized in current operations.

Estimates and assumptions

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues and expenses. Actual results could differ from those estimates.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (first-in, first-out method) or market. Reserves for excess and obsolete inventory are established based on an analysis of products on hand and sales trends.

Property and equipment

Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease, which is usually five to seven years.

Fair value of financial instruments

The carrying values of CSD’s financial instruments, including cash, cash equivalents, short-term investments, accounts receivable and accounts payable, approximate fair value due to their short maturities. The fair value of short-term and long-term debts is estimated based on current interest rates available to Roxio for debt instruments with similar terms, degree of risk, and remaining maturities.

Concentrations of credit risk

Financial instruments that potentially subject CSD to significant concentrations of credit risk consist principally of cash, cash equivalents, short term investments and trade accounts receivable.

CSD sells its products primarily to original equipment manufacturers (“OEMs”) and distributors throughout the world. Sales from CSD’s international subsidiaries are denominated in the Euro, Canadian dollars and Japanese yen and, as such, are subject to exchange rate risk. CSD does not hold any derivative instruments and has not entered into any hedging transactions to date. CSD performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. CSD maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following individual customers accounted for a significant portion of net revenues:

	Six Months Ended September 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
	(unaudited)
Dell Computer	*	22%	15%	12%	*
Ingram Micro	19%	16%	16%	22%	32%
Navarre	15%	15%	19%	18%	*

* Less than 10%

The following individual customers accounted for a significant portion of net accounts receivable:

	September 30, 2004	March 31,
		2004	2003
	(unaudited)
Ingram Micro	20%	*	27%
Navarre	23%	30%	29%
Dell Computer	*	*	19%
GEM Distribution	*	14%	12%
Activision Publishing	11%	*	*

* Less than 10%

Investments in non-consolidated company

In August 2002, Roxio made a $3.0 million strategic investment in an early stage, private company, YesVideo. Roxio owned approximately 11%, 10% and less than 19.9% of YesVideo as of September 30, 2004, March 31, 2004 and March 31, 2003, respectively. Roxio did not have significant influence over YesVideo’s operating and financial policies, and is not represented at YesVideo’s board of directors.

This investment is accounted for under the cost method as CSD does not have the ability to exercise significant influence over this company’s operations. CSD periodically monitors this investment for impairment and will record a reduction in carrying values if and when necessary. As of September 30, 2004, CSD determined that there had been no impairment to date. The evaluation process is based upon information that CSD requests from this privately held company. This information is not subject to the same disclosure regulations as U.S. public companies, and as such, the basis for this evaluation is subject to the timing and accuracy of the data received from this company. As part of the evaluation process, the review includes, but is not limited to, a review of YesVideo’s cash position, recent financing activities, financing needs, earnings/revenue outlook, operational performance, management/ownership changes, and competition. If it is determined that the carrying value of YesVideo is at an amount below fair value, or if YesVideo completes a financing based upon a valuation significantly lower than CSD’s initial investment, it is CSD’s policy to write-down the investment and record it as an investment loss in the consolidated statements of operations.

Goodwill and other intangible assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which CSD early adopted effective April 1, 2001. In accordance with SFAS No. 142, CSD evaluates the carrying value of goodwill on an annual basis and will adjust the carrying value if the asset’s value has been impaired. In addition, in accordance with the provisions of SFAS No. 142, CSD periodically evaluates if there are any events or circumstances that would require an impairment assessment of the carrying

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of the goodwill (“trigger event”) between each annual impairment assessment. See Note 5—Goodwill and Other Intangible Assets for a description of the effect of implementing SFAS No. 142.

Other intangible assets are amortized on the straight-line method over their estimated useful lives, generally three years. When circumstances warrant, CSD periodically evaluates any possible impairment of long-lived assets, including intangible assets other than goodwill, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairments have been identified or recorded in any periods presented.

CSD complies with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1 “Accounting For Cost of Computer Software Developed or Obtained For Internal Use” and Emerging Issues Task Force (“EITF”) Issue 00-2 “Accounting For Website Development Costs.” In accordance with SOP 98-1 and EITF 00-2, CSD capitalized website development costs totaling $1.6 million in the year ended March 31, 2001 and $251,000 in the year ended March 31, 2002. Capitalized costs are amortized over their estimated useful life of three years. The amortization of capitalized website development costs totaled zero and $310,000 in the six month periods ended September 30, 2004 and 2003, respectively, and $355,000, $620,000 and $620,000 in the years ended March 31, 2004, 2003, and 2002, respectively.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income,” requires the disclosure of comprehensive income to reflect changes in equity that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income for the periods presented represents foreign currency translation items associated with CSD’s operations in Japan, Germany, the Netherlands and Canada, and also includes unrealized gains and losses on short-term investments.

Revenue recognition

CSD recognizes revenues in accordance with Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition in Financial Statements,” American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 97-2 (“SOP 97-2”), “Software Revenue Recognition” and EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer” including subsequent interpretations. In general, CSD recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, the product or services have been delivered and collectibility of the resulting receivable is reasonably assured.

CSD sells its consumer software products through original equipment manufacturers (“OEMs”), retail channels via distributors and direct to end users.

For software product sales to OEMs, revenues are recognized based on reported product shipments from OEMs to their customers provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is reasonably assured. For arrangements in which all elements are not delivered at the point of reported product shipment, revenues associated with the undelivered element are recognized when all revenue recognition criteria are met for the undelivered elements.

For software product sales to distributors, revenues are recognized upon product shipment to the distributors or receipt of the products by the distributor, depending on the shipping terms, provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. CSD’s distributor arrangements provide distributors with certain product rotation rights. Additionally, CSD permits its distributors to return products in certain circumstances, generally during periods of product transition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Roxio utilizes mail-in rebates (“MIRs”) as a marketing tool to promote its products and acquire new end users. Estimated redemption of MIRs is recorded as a direct reduction to revenues and is accrued at the date the related revenues are recognized. Estimates are based upon historical redemption rates and current market factors.

For direct software product sales to end users, revenues are recognized upon shipment by CSD to the end users provided all appropriate revenue recognition criteria have been met. End users additionally have the right to return their product within 30 days of the purchase. CSD establishes allowances for expected product returns in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists” and SAB 104. These allowances are recorded as a direct reduction of revenues and as an accrued liability.

CSD has other programs whereby customers are reimbursed for promotional activities. In accordance with EITF 01-09, the costs of separately identifiable promotions are valued at the cost CSD would incur to obtain the same promotion from a non-customer third party and are charged to marketing expense. If the promotion cannot be separated, the total consideration is recorded as a reduction of revenue.

Revenues from licenses of technology are recognized upon delivery of the licenses, provided that all fees are fixed or determinable, evidence of an arrangement exists, and collectibility is reasonably assured and there are no undelivered elements in the arrangement.

In connection with the retail sale of our products, CSD provides to customers a limited amount of free technical support assistance including bug fixes, work-arounds, patches and compatibility updates that are downloadable from our website. In accordance with SOP 97-2, CSD does not defer the recognition of any revenue associated with this free technical support assistance but accounts for this obligation by accruing the estimated cost of providing such assistance as the associated revenue is recognized.

Product development costs

Costs for the development of new software are expensed as incurred until technological feasibility has been established, at which time any additional development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” CSD believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Advertising costs

Advertising costs, with the exception of production costs related to television advertising, are expensed as incurred through direct spending and, prior to separation from Adaptec, allocations by Adaptec. Advertising costs were approximately $3.0 million and $4.7 million in the six month periods ended September 30, 2004 and 2003, respectively, $7.2 million, $13.8 million and $17.4 million in fiscal 2004, 2003, and 2002, respectively. See Note 7—Transactions with Adaptec regarding allocated costs. Production costs related to television advertising are expensed the first time the television advertisement is broadcasted. There were no deferred production costs related to television advertising at September 30, 2004, March 31, 2004 or 2003.

In order to obtain more prominent and accessible shelf space for its products, CSD pays retailers to place its products in premium positions. CSD also pays incentives and gives discounts to increase sales, normally processed in the form of cash payments. Pursuant to the EITF 01-09, these costs are recorded as a reduction of net revenues.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes

As of March 31, 2004, 2003 and 2002, CSD was not a separate taxable entity for federal, state or local income tax purposes and its operations are included in Roxio’s consolidated tax returns. CSD’s tax provision has been prepared in accordance with SFAS No. 109, “Accounting for Income Taxes,” on a separate return basis. Accordingly, no tax benefit for the CSD’s portion of Roxio’s net operating losses has been recognized.

Deferred taxes result from differences between the financial and tax bases of CSD’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by CSD.

Stock-based compensation

Employees of CSD participate in Roxio’s stock option plans. Upon CSD’s termination of employees per the Agreement, vested and unvested stock options under the Roxio plan will not convert or be exchanged for stock options of Sonic.

CSD accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123.” Under APB No. 25, compensation expense is recognized based on the difference, if any, on the measurement date between the fair value of Roxio’s common stock and the amount an employee must pay to acquire the common stock. The compensation expense is recognized over the periods the employee performs the related services, generally the vesting period of four years.

Only compensation expense for employees that are deemed to be CSD’s employees from their hire date is included in the compensation expense calculations below. The following table illustrates the effect on net income if CSD had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

	Six Months Ended September 30,		Year Ended March 31,
	2004	2003	2004	2003	2002
	(unaudited)			(As restated)	(As restated)
Net income (loss), as reported	$3,370	$(781)	$(9,107)	$(11,650)	$2,226
Add:
Unearned stock-based compensation expense included in reported net income (loss)	250	648	1,208	2,466	4,432
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects*	(1,384)	(2,301)	(4,057)	(11,192)	(8,790)

Pro forma net income (loss)	$2,236	$(2,434)	$(11,956)	$(20,376)	$(2,132)

*	The related tax effects have been calculated using an effective rate of 35% for the six month periods ended September 30, 2004 and 2003, and the year ended March 31, 2004, and an effective rate of zero for the years ended March 31, 2003 and 2002.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CSD uses the straight-line method to amortize its SFAS No. 123 pro forma stock–based compensation expense over the vesting period, which is generally four years, of stock options, and over the applicable purchase period, which ranges from six months to two years, for employee stock purchase plan (“ESPP”) stock purchase rights.

The fair value of stock option and ESPP stock purchase rights was estimated on the date of grant using the Black-Scholes model. The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options and ESPP stock purchase rights.

	Six Months Ended September 30,		Years Ended March 31,
	2004	2003	2004	2003	2002
	(unaudited)
Stock options:
Expected volatility	98%	105%	105%	115%	70%
Risk-free interest rate	3.20%	2.65%	2.65%	3.00%	4.70%
Expected life	4 years	4 years	4 years	4 years	4 years
Expected dividend yield	zero	zero	zero	zero	zero

ESPP stock purchase rights:
Expected volatility	98%	105%	105%	115%	70%
Risk-free interest rate	2.27%	1.59%	1.48%	1.89%	3.37%
Expected life	1.2 years	1.2 years	1.2 years	1.2 years	1.2 years
Expected dividend yield	zero	zero	zero	zero	zero

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. CSD uses historical volatility rates for this calculation. Because CSD’s employee stock options and ESPP stock purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing option-pricing models do not necessarily provide a reliable single measure of the fair value of our options and purchase rights.

Under the Black-Scholes option-pricing model, the weighted average fair value of stock options at date of grant was $2.95 and $5.56 per share for options granted to employees of CSD during the six month periods ended September 30, 2004 and 2003, respectively, $4.90, $3.91 and $8.37 per share for options granted in fiscal 2004, 2003 and 2002, respectively. The weighted average fair value of purchase rights under ESPP for employees of CSD was $1.96 and $4.33 per share during the six month periods ended September 30, 2004 and 2003, respectively, $3.32, $2.18 and $6.22 per share in fiscal 2004, 2003 and 2002, respectively.

The weighted-average assumptions used to calculate the fair value of CSD’s stock options and ESPP stock purchase rights are based on historical assumptions used for Roxio.

Recent accounting pronouncements

Share-Based Payments

On March 31, 2004, the Financial Accounting Standard Board (“FASB”) issued a proposed Statement, “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” which was amended on October 13, 2004. This proposed statement addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of operations. The proposed standard would require that the modified prospective method be used, which requires that the fair value of new awards granted from the beginning of the year of adoption, plus unvested awards at the date of adoption, be expensed over the vesting period. In addition, the proposed statement encourages companies to use the “binomial” approach to value stock options, which differs from the Black-Scholes option pricing model that we currently use. The recommended effective date of the proposed standard for public companies is for fiscal periods beginning after June 15, 2005. Roxio has not completed its assessment of the impact of the proposed standard on its financial condition and results of operations.

Other-than-temporary Impairments

In March 2004, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF Issue No. 03-01. The consensus clarified the meaning of other-than-temporary impairment and its application to debt and equity investments accounted for under SFAS No. 115 and other investments accounted for under the cost method. The recognition and measurement guidance for which the consensus was reached in March 2004 is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the FASB issued a final FASB Staff Position that delays the effective date for the measurement and recognition guidance for all investments within the scope of EITF Issue No. 03-01. The consensus reached in March 2004 also provided for certain disclosure requirements associated with cost method investments that were effective for fiscal years ending after June 15, 2004. We will evaluate the effect of adopting the recognition and measurement guidance when the final consensus is reached.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, although certain aspects have been delayed pending further clarifications. The adoption of SFAS No. 150 has to date not had a material impact on CSD’s business, financial position, cash flows or results of operations.

Accounting for Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. CSD adopted SFAS No. 146 during the fourth fiscal quarter ended March 31, 2003. The provisions of EITF No. 94-3 continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The effect upon adoption of SFAS No. 146 is to change on a prospective basis the timing of when restructuring charges are recorded, from a commitment date approach to the date when the liability is incurred. The fiscal year 2004 restructuring activities described in Note 6—Restructuring have been accounted for in accordance with SFAS No. 146.

NOTE 3—BUSINESS COMBINATIONS AND DIVESTITURE:

Fiscal Year 2004

Sale of Goback product line

In April 2003, Roxio sold its GoBack product line and related tangible and intangible assets to Symantec Corporation, a provider in information security. Cash consideration of $10.2 million was received at the date of the sale with a further $2.8 million held in escrow. This escrow was subject to claims for certain potential contingencies and was paid to Roxio after the one-year anniversary date of the close of the transaction. A total of $1.1 million of the escrow amount was recognized as consideration at the time of the transaction. The remainder was recognized in April 2004, the one-year anniversary date of the close of the transaction after satisfaction of the conditions specified in the purchase agreement. Roxio recorded a total gain of $12.3 million from the sale of the GoBack product line, including $1.7 million recognized in the quarter ended June 30, 2004.

Fiscal Year 2002

Acquisition of MGI Software (Restated)

On January 31, 2002, Roxio acquired all of the outstanding shares and assets of MGI Software Corp. (“MGI Software”), a developer of Internet imaging products and digital video and photography solutions, in a two step asset and stock acquisition. The primary reason for acquiring MGI Software was to expand its product offerings. Roxio issued approximately 2.2 million shares of its common stock with a value of $31.9 million in exchange for all of the outstanding shares of MGI Software. The common stock issued was valued in accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquiror Securities Issued in a Purchase Business Combination,” using the average of market values of Roxio’s common stock for the two days prior to, through two days following, the date of execution and announcement of the acquisition. Roxio incurred $2.8 million in professional fees, including legal, valuation and accounting fees, related to the acquisition, which were included as part of the purchase price of the transaction. Roxio’s acquisition of MGI has been included in CSD’s operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CSD accounted for the acquisition of MGI Software using the purchase method of accounting. The results of operations and the estimated assets acquired and liabilities assumed have been included in the CSD’s financial statements from the date of acquisition. The final allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is summarized below (in thousands).

Calculation of purchase price:
Value of stock consideration	$31,888
Acquisition costs	2,758

Total costs	$34,646

Allocation of purchase price:
Current assets	$(2,807)
Property and equipment	872
Other assets	18
In-process research and development	1,110
Identifiable intangible asset :
Purchased technology	7,032
Trade name	500
Goodwill	36,786

Total assets acquired	43,511
Current liabilities	(8,865)

Net assets acquired	$34,646

The identifiable intangible assets are amortized on a straight line basis over their estimated useful lives of three years. In accordance with SFAS No. 142, goodwill is not amortized but is tested at least annually for impairment.

In connection with its acquisition of MGI Software, CSD accrued restructuring costs of $635,000 in the fourth quarter of fiscal 2002. This amount was included in current liabilities in the preliminary purchase price allocation. Approximately $532,000 of the charge related to severance payments to a total of 31 MGI Software employees whose positions were eliminated as a result of the acquisition. In August 2002, $366,000 was added to the accrual for additional employee severance and charged to ongoing operations. At March 31, 2003, a total of 50 employees had been terminated. One individual subsequently remained as an employee. The remainder of the total fiscal 2002 restructuring reserve was related to costs to terminate contracts that became redundant after the acquisition. There was no remaining accrual balance as of March 31, 2003.

The following table sets forth the restructuring activity in fiscal 2003 (in thousands):

	Balance March 31, 2002	Additional Restructuring Accrual	Accumulated Cash Paid	Balance March 31, 2003
Employee severance costs	$532	$366	$898	$—
Contract termination costs	103	—	103	—

	$635	$366	$1,001	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CSD identified research projects in areas for which technological feasibility had not been established and no alternative future uses existed. Approximately $1.1 million of the purchase price was allocated to acquired in-process research and development (“IPR&D”) and written off in the fourth quarter of fiscal 2002. CSD acquired IPR&D related to two projects:

•	an enhanced and upgraded version of the PhotoSuite product, a package of digital photo features designed to capture, edit and share photos on a PC or over the Internet, and

•	a new version of the VideoWave Movie Creator product, a digital video product that is designed for the beginner or novice user.

The amount of IPR&D allocated to the PhotoSuite project was approximately $1.0 million and the amount allocated to the VideoWave Movie Creator project was approximately $110,000. The value for each of the projects was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value. Key assumptions utilized in determining these values include:

•	a discount rate of 35%, representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved;

•	a royalty rate of 8% applied to projected revenues for each in-process project to attribute value for dependency on predecessor core technology; and

•	the percentage of completion for the projects, determined using costs incurred by MGI Software prior to the acquisition date compared to the remaining research and development to be completed to bring the projects to technological feasibility. CSD estimated that as of the acquisition date, the PhotoSuite project was 40% complete and the VideoWave Movie Creator project was 30% complete. The estimated costs to complete the projects were approximately $1.5 million in the aggregate.

The VideoWave Movie Creator project was completed during the first quarter of fiscal 2003. The PhotoSuite project was completed during the fourth quarter of fiscal 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—BALANCE SHEET DETAIL:

Cash, cash equivalents and short-term investments –

	Fair Value September 30, 2004	Fair Value March 31,
		2004	2003
	(unaudited)
	(in thousands)
Cash	$—	$—	$26,395
Cash equivalents:
Money market funds	—	—	8,344

Total cash and cash equivalents	$—	$—	$34,739

Restricted cash	$735	$735	$—

Short-term investments:
Money market securities	$—	$—	$621
Commercial paper	—	—	100
Certificate of deposit	—	—	256
Corporate bonds	—	—	2,954
Corporate securities	—	—	524
Municipal securities	—	—	7,249
U.S. agencies securities	—	—	5,211
U.S. treasury note	—	—	603
Asset-backed securities	—	—	1,240

Total short-term investments	$—	$—	$18,758

The estimated fair value of CSD’s cash, restricted cash, cash equivalents and short-term investments approximated their carrying value as of all dates presented. As of March 31, 2004 and September 30, 2004, Roxio’s only cash that is considered a part of CSD is the restricted cash associated with CSD’s facility lease. CSD had no cash equivalents or short term investments, and had no net unrealized gains or losses as of those dates. As of March 31, 2003 CSD had $24,000 of net unrealized gains. Approximately $10.2 of CSD’s short-term investments as of March 31, 2003 matured in less than one year. The remaining short-term investments generally had effective maturity dates between one and two years. There were approximately $64,000 of realized gains on short-term investments in fiscal 2003 and none in fiscal 2002.

Prepaid expenses and other current assets –

	September 30, 2004	March 31,
		2004	2003
	(unaudited)
	(in thousands)
Prepaid expenses and other current assets:
Prepaid expenses	$2,092	$1,862	$3,158
Inventories	475	219	460
Other receivables	4	5	208
Cash held in escrow	—	1,125	—

Total prepaid expenses and other current assets	$2,571	$3,211	$3,826

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment –

		September 30, 2004	March 31,
			2004	2003
		(unaudited)
		(in thousands)
Property and equipment, net:	Life
Computer equipment and software	3-5 years	$8,318	$8,112	$8,206
Furniture and fixtures	3-8 years	741	749	2,259
Leasehold improvements	Life of lease	1,051	1,034	2,885

		10,110	9,895	13,350
Less: Accumulated depreciation		(7,079)	(5,758)	(4,292)

Property and equipment, net		$3,031	$4,137	$9,058

Depreciation expense was $1.3 million and $1.6 million in the six month periods ended September 30, 2004 and 2003, respectively, $3.2 million, $2.7 million, and $664,000 in fiscal 2004, 2003, and 2002, respectively.

Property and equipment acquired under capital leases

Property and equipment include gross assets acquired under capital leases of $1.9 million at September 30, 2004 and $1.8 million at both March 31, 2004 and 2003, respectively. Related depreciation expense included in accumulated depreciation was $271,000 and $260,000 for the six months ended September 30, 2004 and 2003, respectively, and $524,000, $478,000 and $43,000 for the year ended March 31, 2004, 2003 and 2002, respectively. Capital leases are included as a component of computer equipment and software.

Impairment of fixed assets

During the fiscal year ended March 31, 2004, CSD incurred $2.4 million of asset impairment charges as a result of our restructurings (see Note 6—Restructuring). The restructuring resulted in the write-off of computer equipment, furniture and fixtures, and leasehold improvements from our U.S., European and Japanese offices.

Accrued liabilities –

	September 30, 2004	March 31,
		2004	2003
	(unaudited)
	(in thousands)
Accrued liabilities:
Accrued sales returns reserve	$6,946	$8,938	$5,559
Accrued compensation and related expenses	2,513	2,720	3,733
Accrued litigation and professional fees	3,256	1,147	2,524
Accrued marketing development funds	2,099	2,782	1,648
Accrued royalties	2,259	2,546	1,891
Accrued restructuring	1,530	2,586	363
Accrued technical support	878	1,016	2,044
Other	1,155	2,351	3,225

Total accrued liabilities	$20,636	$24,086	$20,987

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total accrued restructuring totaled $3.0 million as of September 30, 2004, of which $1.5 million was classified as a long-term liability. Total accrued restructuring totaled $4.3 million as of March 31, 2004, of which $1.7 million was classified as a long-term liability. Total accrued restructuring totaled $363,000 as of March 31, 2003, all of which was classified as a short-term liability.

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS:

The gross carrying amounts and accumulated amortization of intangible assets are as follows for the periods presented (in thousands):

	September 30, 2004		March 31, 2004		March 31, 2003
	(unaudited)
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Including Effects of Foreign Currency Exchanges)
Identified intangible assets:
Patents	$5,251	$5,251	$5,260	$5,260	$5,627	$5,301
Covenants not to compete	6,010	6,010	6,010	6,010	6,010	6,010
Purchased technology	11,289	10,354	11,158	8,915	10,290	6,049
OEM relationships	1,186	1,186	1,186	1,186	1,186	1,186
Trademarks	2,214	2,127	2,126	1,881	7,691	2,299
Capitalized website development costs	1,823	1,823	1,823	1,823	1,823	1,468

	$27,773	$26,751	$27,563	$25,075	$32,627	$22,313

Net book value		$1,022		$2,488		$10,314

Intangible assets are generally amortized over three years. Amortization of acquired intangible assets was $1.5 million and $1.3 million in the six month periods ended September 30, 2004 and 2003, respectively, $2.9 million, $6.4 million and $6.1 million in fiscal 2004, 2003 and 2002, respectively.

In November 2002, Roxio acquired certain assets of Napster, Inc., an online music file-sharing service, for $5.7 million in cash and warrants to purchase 100,000 shares of our common stock at a price of $3.12 per share. Roxio accounted for the transaction as a purchase of assets and allocated $5.6 million of the purchase price to trademarks, $367,000 to patents and $110,000 to fixed assets. CSD’s results of operations for the year ended March 31, 2003 include $0.6 million of depreciation and amortization for these intangibles and fixed assets. Upon the establishment of the online music segment in May 2003, these assets were transferred to the online music segment.

Amortization of capitalized website development costs of zero, $223,000, $260,000, $446,000 and $446,000 was included in sales and marketing expense in the six month periods ended September 30, 2004 and 2003, in fiscals 2004, 2003 and 2002, respectively. Amortization of capitalized website development costs of zero, $87,000, $95,000, $174,000 and $174,000 was included in general and administrative expense in the six month periods ended September 30, 2004 and 2003, in fiscals 2004, 2003 and 2002, respectively.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the carrying amount of goodwill are as follows for the periods presented (in thousands):

Balance at March 31, 2002 (As restated)	$51,912
Adjustment resulting from acquisition of MGI Software	1,128

Balance at March 31, 2003 (As restated)	53,040
Effect of foreign currency exchange	1,767

Balance at March 31, 2004 (As restated)	54,807
Effect of foreign currency exchange (unaudited)	83

Balance at September 30, 2004 (unaudited)	$54,890

In accordance with the provisions of SFAS No. 142, CSD performed a transition impairment analysis, which resulted in no impairment as of April 1, 2001. In addition, as required by SFAS No. 142, CSD performed an annual impairment test in the fourth quarter of fiscal 2004, 2003 and 2002 and concluded that its goodwill balances were not impaired as the fair value of our reporting units exceeded their carrying value, including goodwill. CSD did not record any impairment of goodwill or other long-lived assets in either fiscal 2004, 2003 or 2002. The impairment reviews were performed in accordance with SFAS No. 142 which involves a two-step process as follows:

Step 1—A comparison of the fair value of CSD’s reporting unit to the carrying value, including goodwill of that unit. If the carrying value, including goodwill, exceeds the unit’s fair value, CSD will move to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2—An allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. CSD will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

CSD currently operates in one operating segment which is also the only reporting unit. The tests described above were performed with the assistance of independent valuation experts. The discounted cash flow methodology was the primary method used to determine the fair values for SFAS No. 142 impairment purposes. In performing these analyses, CSD used the best information available under the circumstances, including reasonable and supportable assumptions and projections of future operating results. The discount rate used in the analysis was 17% and 15% for the fiscal year 2004 and 2003 analysis, respectively. The discount rate was based on historical risk premiums required by investors for companies of CSD’s size, industry and capital structure and included risk factors specific to the sectors in which CSD operates.

The estimated future amortization expense for intangible assets as of September 30, 2004 is $1.0 million, all of which will amortize in the fiscal year ending March 31, 2005.

NOTE 6—RESTRUCTURING:

Fiscal 2004 restructuring

In the first quarter of fiscal 2004, CSD recorded a restructuring charge of $1.5 million. The restructuring charge was primarily due to the reorganization of CSD’s European operations and the finalization of its consolidation of technical support in its Canadian facility. The restructuring charge included $1.0 million of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

severance and benefits related to the involuntary termination of approximately 60 employees, $362,000 of equipment write-offs, and $115,000 of miscellaneous expense.

In the second quarter of fiscal 2004, CSD recorded a restructuring charge of approximately $550,000. The restructuring charge was primarily due to the reorganization of CSD’s Canadian, Japanese and domestic operations. The restructuring charge included $536,000 of severance and benefits related to the involuntary termination of approximately 37 employees, $75,000 of downward adjustment to the restructuring accrual in the first quarter ended June 30, 2003 due to lower actual costs than originally estimated for certain severance benefits, and $90,000 of equipment write-offs.

In the third quarter of fiscal 2004, CSD recorded a restructuring charge of approximately $4.4 million. The restructuring charge was primarily in connection with the reorganization of CSD’s European and domestic operations. The restructuring charge included $2.0 million of unused lease facilities write-offs, $1.2 million of equipment write-offs, $786,000 of severance and benefits related to the involuntary termination of approximately 47 employees, and $274,000 of miscellaneous legal and tax expenses.

In the fourth quarter of fiscal 2004, CSD recorded a restructuring charge of approximately $2.9 million. The restructuring charge was primarily in connection with the reorganization of CSD’s domestic operations. The restructuring charge included $1.4 million of unused lease facilities write-offs, $719,000 of equipment write-offs, $576,000 of severance and benefits related to the involuntary termination of approximately 47 employees, and $188,000 of miscellaneous legal and tax expenses.

The following table summarizes CSD’s restructuring accrual established during fiscal 2004 (in thousands):

	Lease Termination Costs	Severance and Other Benefits	Assets Impairments	Other Costs	Total
Balance, March 31, 2003	$363	$—	$—	$—	$363
Adjustment to accrual	(186)	—	—	(214)	(400)
Additional accrual	3,426	2,871	2,416	585	9,298
Cash payments	—	(2,448)	—	(73)	(2,521)
Non cash items	—	—	(2,416)	—	(2,416)

Balance, March 31, 2004	$3,603	$423	$—	$298	$4,324

Adjustment to accrual (unaudited)	(316)	—	—	—	(316)
Additional accrual (unaudited)	—	52	—	184	236
Cash payments (unaudited)	(634)	(475)	—	(260)	(1,369)
Non cash items (unaudited)	82	—	—	1	83

Balance, September 30, 2004 (unaudited)	$2,735	$—	$—	$223	$2,958

Accrued restructuring opening balance as of March 31, 2003 consisted of $363,000 of lease termination cost related to future lease payments for facilities assigned to CSD when it acquired MGI Software in January 2002

CSD’s estimates of the excess facilities charge may vary significantly depending, in part, on factors, such as our success in negotiating with our lessor, the time periods required to locate and contract suitable subleases and the market rates at the time of such subleases, that may be out of our control. Adjustments to the facilities accrual will be made if further consolidations are required or if actual lease exit costs or sublease income differ from amounts currently expected.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CSD subleases portions of its facilities to unrelated third parties. Expected future minimum sublease income is $268,000 for the remaining 6 months of fiscal 2005, $407,000 in fiscal 2006 and $241,000 in fiscal 2007.

NOTE 7—TRANSACTIONS WITH ADAPTEC:

Allocated costs

As discussed in Note 1, Roxio and CSD’s costs and expenses include allocations from Adaptec for centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and other Adaptec corporate services and infrastructure costs. These allocations have been determined on a basis that Adaptec and CSD consider to be reasonable reflections of the utilization of services provided or the benefits received by CSD. The allocations and charges are based on a percentage of total corporate costs for the services provided, based on factors such as headcount, revenue, gross asset value, or the specific level of activity directly related to such costs. No amounts were allocated in fiscal years 2004 and 2003. The amounts for fiscal 2002 represent allocations for the period from April 1, 2001 through the Separation Date, May 5, 2001.

The following summarizes the corporate costs allocated to CSD (in thousands):

Year Ended March 31, 2002
Cost of revenues	$305
Sales and marketing	81
General and administrative	293

$679

For purposes of governing certain of the ongoing relationships between Roxio and Adaptec at and after the Separation Date and to provide for an orderly transition, Roxio and Adaptec have entered into various agreements, including the Separation Agreement and other agreements outlined below (“Ancillary Agreements”). A brief description of each of the agreements follows:

Master Separation and Distribution Agreement

The Separation Agreement contains the key provisions relating to the separation, Roxio’s initial funding and the distribution. The agreement lists the documents and items that the parties were required to deliver in order to accomplish the transfer of assets and liabilities from Adaptec to Roxio, effective on the Separation Date. The agreement also contains conditions that were required to occur prior to the distribution. The parties also entered into ongoing covenants that survived the separation, including covenants to exchange information, retain specific documents, refrain from direct employee solicitation and resolve disputes in specified ways.

Assignment and Assumption Agreement

The Assignment and Assumption Agreement identified the assets that Adaptec transferred to Roxio and the liabilities that Roxio assumed from Adaptec in the separation. The assets that were transferred and the liabilities that were assumed are, with the exception of approximately $11.5 million in income taxes payable, substantially those that appeared on Roxio’s consolidated balance sheet as of the Separation Date. Also on the

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Separation Date, Roxio recorded a receivable of $2.7 million and a payable of $9.6 million with Adaptec, which were previously included in owner’s net investment.

The Assignment and Assumption Agreement also allocates litigation management responsibilities regarding specific litigation matters to either Roxio or Adaptec.

Employee Matters Agreement

The Employee Matters Agreement outlines how Adaptec and Roxio allocated responsibility for, and liability related to, the employment of those employees of Adaptec who became Roxio employees under the separation. The agreement also contains provisions describing Roxio’s benefit and equity plans. From the Separation Date to the Distribution Date, Roxio employees participated in various Adaptec benefit plans, including Adaptec’s 401(k) plan, deferred compensation plan, health and welfare plans and equity and other compensation and bonus plans. Roxio incurred actual payroll charges and paid Adaptec an additional fee amounting to 25% of the actual payroll charges. Roxio did not assume any of the options to purchase Adaptec common stock held by the Adaptec employees who became Roxio employees upon legal separation.

Master Transitional Services Agreement

The Master Transitional Services Agreement outlines individual transitional services that Roxio requested Adaptec to provide after separation in order to conduct Roxio’s business. The agreement provides the time period for each service, a summary of the service to be provided and a description of the service. Generally, Roxio has paid Adaptec for direct and indirect charges incurred for services plus five percent. The agreement covers services relating primarily to accounting, finance, taxes, human resources, information technology and operations. This agreement terminated on May 5, 2002.

Real Estate Matters Agreement

The Real Estate Matters Agreement addresses real estate matters relating to the Adaptec properties that Adaptec leased or shared with Roxio and the leases that Adaptec assigned to Roxio. The agreement describes the manner in which Adaptec shared with Roxio an Adaptec leased property, leased one property to Roxio and assigned certain leases to Roxio. The Real Estate Matters Agreement also provides that all costs required to affect the transfers, including landlord consent fees, landlord attorneys’ fees and any costs and expenses relating to re-negotiation of Adaptec’s leases would be incurred and paid by Adaptec.

Indemnification and Insurance Matters

Effective as of the Separation Date, Roxio and Adaptec each released the other from any liabilities arising from events occurring on or before the Separation Date. The agreement also contains provisions governing indemnification. In general, Roxio will indemnify Adaptec from all liabilities arising from Roxio’s business prior to the separation date, unless caused by misconduct of an Adaptec employee, any of its liabilities arising from Roxio’s business after the separation date, any of its contracts, its breach of the Separation Agreement or Ancillary Agreements, or any untrue statement of a material fact or an omission to state a material fact in Roxio’s Form 10 Registration Statement. In general, Adaptec will indemnify Roxio from all liabilities arising from its business or its breach of the Separation Agreement or Ancillary Agreements, or matters for which Roxio has no indemnification responsibility. In addition, Adaptec and Roxio will each indemnify the other against liability for specified environmental matters. Roxio is responsible for obtaining and maintaining its insurance programs and arrangements separate from Adaptec after the separation date.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Manufacturing Services Agreement

The Manufacturing Services Agreement provided that Adaptec would perform manufacturing services with respect to CSD products (“Products”) for a period of one year at a fee based on Adaptec’s standard cost plus ten percent. Additional expenses including freight, insurance and taxes would be billed at actual cost plus five percent. The Manufacturing Services Agreement terminated on May 5, 2002.

Adaptec warranted the media upon which the software is reproduced for 90 days from the date of delivery or pull from CSD’s warehouse. Adaptec agreed to replace Products reproduced on defective media and returned under Adaptec return merchandise authorization procedures.

The agreement provides that Roxio will indemnify Adaptec for claims of intellectual property infringement brought against Adaptec based upon its manufacture of Products for Roxio. Each party will indemnify the other party against claims arising from its negligence or that of its agents and Roxio will indemnify Adaptec for claims based upon the defective design or code of Products.

Intellectual Property Agreements

Under the Master Technology Ownership and License Agreement and the Master Patent Ownership and Assignment Agreement, Adaptec transferred to Roxio its rights in specified patents, specified trademarks, copyrights, related goodwill and other technology related to Roxio’s current business and research and development efforts upon separation.

Consistent with all other assets transferred to Roxio, intellectual property was transferred at its net book value on the date of transfer.

Tax Sharing Agreement

The Tax Sharing Agreement provides for Adaptec’s and Roxio’s obligations concerning various tax liabilities. The Tax Sharing Agreement provides that Adaptec generally will pay, and indemnify Roxio if necessary, with respect to all federal, state, local and foreign taxes relating to Roxio’s business for any taxable period beginning on May 5, 2001 and ending prior to the distribution date. The agreement then provides that Adaptec and Roxio will make subsequent payments between them such that the amount of taxes paid by Adaptec and Roxio will be determined, subject to specified adjustments, as if Adaptec, Roxio and each of their subsidiaries included in Adaptec’s consolidated tax returns had filed their own consolidated, combined or unitary return for that period.

The Tax Sharing Agreement also requires Roxio to indemnify Adaptec for certain taxes and similar obligations that Adaptec could incur if the distribution does not qualify for tax-free treatment due to the following events:

•	an acquisition of a controlling interest in Roxio stock after the distribution;

•	Roxio’s failure to continue its business after the distribution;

•	a repurchase of Roxio’s stock; or

•	other acts or omissions by Roxio.

The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—INCOME TAXES:

Roxio has entered into a tax allocation agreement with Adaptec. See Note 7—Transactions with Adaptec for a description of the agreement.

The components of income (loss) before income taxes are as follows:

	Year Ended March 31,
	2004	2003	2002
		(As restated)	(As restated)
	(in thousands)
Domestic	$7,927	$(6,370)	$5,114
Foreign	(9,094)	(4,971)	3,594

Income (loss) before income taxes	$(1,167)	$(11,341)	$8,708

The components of the provision for income taxes are as follows:

	Year Ended March 31,
	2004	2003	2002
		(As restated)	(As restated)
	(in thousands)
Federal :
Current	$7,639	$1,246	$3,498
Deferred	(3,083)	(1,889)	(1,075)
Foreign :
Current	2,315	731	3,425
Deferred	(74)	(76)	(126)
State :
Current	1,643	481	879
Deferred	(500)	(184)	(119)

	$7,940	$309	$6,482

Significant components of Roxio’s deferred tax assets and liabilities are as follows:

	March 31,
	2004	2003
	(As restated)	(As restated)
	(in thousands)
Compensatory accruals	$689	$445
Accrued liabilities and other provisions	6,337	3,119
Net operating loss	5,877	5,880
Other, net	150	131

Total	13,053	9,575
Less: Valuation allowance	(5,033)	(4,020)

Deferred tax assets	8,020	5,555
Intangibles	—	(1,190)

Net deferred tax assets	$8,020	$4,365

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CSD has established a full valuation allowance against its gross deferred tax assets related to losses in foreign subsidiaries that was deemed more likely than not to be recoverable prior to expiration. In establishing the valuation allowance, Roxio considered, among other factors, its historical profitability, projections for future profits and the ability of its foreign subsidiaries to utilize their deferred tax assets.

At March 31, 2004, CSD had approximately $20 million in net operating loss carryforwards in foreign jurisdictions with an indefinite expiration period.

The provision for income taxes differs from the amount computed by applying the federal statutory tax rate to income before taxes as follows:

	Year Ended March 31,
	2004	2003	2002
		(As restated)	(As restated)
	(in thousands)
Federal statutory rate	35.0%	35.0%	35.0%
State taxes (benefit), net of Federal benefit	(183.6)	(2.6)	8.7
Foreign income at other than U.S. tax rate	(490.7)	(31.6)	(151.4)
Increase in valuation allowance	—	(1.0)	6.9
Stock based compensation	(39.3)	(3.9)	28.1
In-process research and development	—	—	1.8
Other	(1.8)	1.4	(3.5)

Effective income tax rate	(680.4)%	(2.7)%	(74.4)%

Roxio has not accrued income taxes on accumulated undistributed earnings of its non-U.S. subsidiaries, as these earnings will be reinvested indefinitely.

NOTE 9—CURRENT PORTION OF LONG-TERM DEBT:

Current portion of long-term debt consists of the following (in thousands):

	September 30, 2004	March 31,
		2004	2003
	(unaudited)
Obligations under capital leases with interest rates ranging from 4.83% to 12%	$168	$420	$606

	$168	$420	$606

For details of capital leases, see Note 13—Commitments and Contingencies and Litigation.

NOTE 10—LONG-TERM DEBT:

Long-term debt consists of the following (in thousands):

	September 30, 2004	March 31,
		2004	2003
	(unaudited)
Revolving credit agreement	$—	$—	$5,000
Obligations under capital leases with interest rates ranging from 4.83% to 12%	33	68	490

	$33	$68	$5,490

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2002, Roxio entered into a three-year agreement with a bank to provide a $15.0 million revolving line of credit, collateralized by substantially all of its assets. The line of credit also included a financial covenant that required Roxio to maintain a minimum balance of cash, cash equivalents and short-term investments of $25 million. In November 2003, the line of credit was amended reducing the credit facility to $5.0 million and the maturity date to April 30, 2004 and requiring Roxio to maintain a minimum deposit account of $6.0 million. The line of credit bears interest either at a fixed rate of LIBOR plus 1.75% per annum or at a variable rate of prime plus 0.5% per annum. In March, 2004, this line of credit was replaced with a new revolving line of credit.

For details of capital leases, see Note 13—Commitments and Contingencies and Litigation.

NOTE 11—EMPLOYEE BENEFIT PLANS:

Roxio holds the following employee benefit plans for the benefit of CSD’s employees:

2003 Stock Plan

On September 18, 2003, the Board of Directors of Roxio adopted the 2003 Stock Plan. The plan provides for the granting of incentive and non-qualified stock options to officers, directors, and employees of Roxio and its subsidiaries and lines of business. The exercise price of each stock option issued under the 2003 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Roxio’s common stock at the date of grant. For holders of more than 10% of Roxio’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Roxio’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2003 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options granted under the 2003 Plan are subject to a vesting period determined by the Board.

2002 Stock Plan

On January 22, 2002, the Board of Directors of Roxio adopted the 2002 Stock Plan (“2002 Plan”). The 2002 Plan, which did not require approval by the stockholders, provides for the granting of nonqualified stock options and stock purchase rights to employees and service providers of Roxio and its subsidiaries and lines of business. Officers and directors are not eligible to receive option or stock purchase rights under the 2002 Plan. The exercise price of each stock option and stock purchase right issued under the 2002 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Roxio’s common stock at the date of grant. For holders of more than 10% of Roxio’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Roxio’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2002 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options and stock purchase rights granted under the 2002 Plan may be fully vested at grant or may be subject to a vesting period determined by the Board. Unvested shares of restricted stock issued upon exercise of stock purchase rights are subject to repurchase by Roxio upon termination of employment. To date, Roxio has not granted stock purchase rights.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amended and Restated 2001 Stock Plan

On April 19, 2001, the Board of Directors of Roxio adopted and, as the sole stockholder of Roxio, Adaptec approved, the 2001 Stock Plan (“2001 Plan”). The 2001 Plan provides for the granting of incentive and non-qualified stock options and stock purchase rights to officers, directors, employees and service providers of Roxio. The exercise price of each stock option and stock purchase right issued under the 2001 Plan will be specified by the Board at the time of grant. However, incentive stock options as well as nonqualified stock options that are intended to qualify as performance-based options may not be granted at less than the fair market value of Roxio’s common stock at the date of grant. For holders of more than 10% of Roxio’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of Roxio’s common stock at the date of grant and for a term not to exceed five years. Options granted under the 2001 Plan generally vest over a four year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter, for employees or over the service period for non-employees and expire ten years from the date of grant. Options and stock purchase rights granted under the 2001 Plan may be fully vested at grant or may be subject to a vesting period determined by the Board. Unvested shares of restricted stock issued upon exercise of stock purchase rights are subject to repurchase by Roxio upon termination of employment. To date, Roxio has not granted stock purchase rights.

Amended and Restated 2000 Stock Option Plan

On November 10, 2000, the Board of Directors of Roxio adopted and, as the sole stockholder of Roxio, Adaptec approved, the 2000 Stock Option Plan (“2000 Plan”). Under the 2000 Plan, options to purchase Roxio’s common stock may be granted to employees, consultants and directors. Options may be granted at an exercise price not less than 100% of the fair market value of Roxio’s common stock on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options have a term of 10 years from date of grant and generally vest over a four-year period, 25% on the first anniversary of grant and 6.25% per quarter thereafter.

On December 20, 2000, a commitment was made to issue to employees of Adaptec, who subsequently became employees of Roxio at the date of legal separation, options to purchase 1.15 million shares of Roxio common stock with an exercise price of $8.50 per share. Between December 20, 2000 and March 31, 2001, options to purchase an additional 160,000 shares of common stock at $8.50 per share were committed to be issued. Due to the binding nature of the commitment, the date of the commitment to grant the options was assumed to be the date of grant. The options vested 25% on the one-year anniversary of the later of September 21, 2000 or the applicable employee’s hire date and 6.25% per quarter thereafter. Because the grants of Roxio options constituted grants to non-employees, the options were valued using the Black-Scholes valuation model with the following assumptions: expected life of 10 years, risk-free interest rate of 5%, volatility of 63% and dividend yield of 0%. In addition, because the number of options that would ultimately be granted was unknown at the commitment date, a measurement date for these options was not able to be established. These options were therefore subject to variable plan accounting treatment, resulting in a re-measurement of the compensation expense at March 31, 2001 and on the Separation Date based on the then-current market value of the underlying common stock. Compensation was recognized under the model prescribed in FIN No. 28. Amortization of the compensation of approximately $2.4 million for the year ended March 31, 2001 and approximately $877,000 for the year ended March 31, 2002 related to the period before legal separation, was recorded and was included in stock-based compensation charges in the consolidated statement of operations.

The measurement date was established on the date of legal separation at which time certain employees of Adaptec became employees of Roxio and options to purchase an aggregate of 1.5 million shares of Roxio’s

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock were granted to these employees under the Roxio 2000 Stock Option Plan. Pursuant to FIN No. 44, at the date of change in status from non-employees to employees, the accounting basis for the options changed and the compensation associated with these options was re-measured and fixed using the intrinsic value at that date as prescribed by APB Opinion No. 25. The re-measurement resulted in the recording of deferred stock compensation of approximately $5.2 million, which will be amortized over the vesting periods of the respective options on a straight-line basis.

During the first quarter of fiscal 2002, Roxio also granted to its employees options to purchase approximately 1.8 million shares of common stock at prices below the current fair market value and recorded deferred stock compensation of approximately $6.6 million related to these options. This amount will be amortized over the vesting periods of the respective options, which varies based on the individual employee’s contribution to Roxio.

Approximately $250,000, $648,000, $1.2 million, $2.5 million and $4.4 million of amortization of deferred stock compensation related to employee stock options was recorded and was included in stock-based compensation charges in the consolidated statements of operations for the six month periods ended September 30, 2004 and 2003, fiscal years ended March 31, 2004, 2003 and 2002, respectively.

The following table summarizes information about stock option activity for CSD’s employees under Roxio’s stock option plans.

	Year Ended March 31, 2004		Year Ended March 31, 2003		Year Ended March 31, 2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of year	4,060,335	$9.39	4,802,053	$11.60	$—	$—
Granted:
At fair market value	354,550	6.72	2,190,024	5.11	2,325,925	15.01
At less than fair market value	—	—	—	—	3,353,431	8.50
Exercised	(238,170)	6.26	(65,290)	8.50	(470,475)	8.50
Canceled	(1,230,570)	9.24	(672,208)	11.62	(406,828)	9.06

Outstanding, end of year	2,946,145	9.39	6,254,579	9.38	4,802,053	11.6

Exercisable, end of year	1,641,593	$10.07	2,093,828	$10.81	926,370	$9.39

Weighted average fair value of options granted during the year:
At fair market value		$4.84		$3.91		$8.37
At less than fair market value		$—		$—		$7.82

For the fiscal year ended March 31, 2004, only the information for employees that are deemed to be CSD’s employees is included from their respective hire date if subsequent to March 31, 2003.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding and held by CSD employees as of March 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.54–$3.86	110,275	8.61 years	$3.11	34,223	$3.11
$3.87	577,482	8.37 years	3.87	195,833	3.87
$3.88–$7.46	277,331	9.29 years	5.23	36,046	5.41
$7.47	10,000	9.38 years	7.47	1,250	7.47
$7.48–$8.49	6,500	9.46 years	7.84	626	7.81
$8.50	910,467	7.05 years	8.50	820,343	8.50
$8.51–$15.24	576,913	8.04 years	13.19	277,297	13.88
$15.25	247,933	7.48 years	15.25	161,653	15.25
$15.26–$22.69	229,244	7.98 years	19.04	114,322	18.94

	2,946,145	7.89 years	$9.39	1,641,593	$10.07

Employee Stock Purchase Plan

On April 19, 2001, the Board of Directors of Roxio adopted and, as the sole stockholder of Roxio, Adaptec approved, the 2001 Employee Stock Purchase Plan (“ESPP”) for the benefit of Roxio and its subsidiaries and lines of business. Offering periods are generally 24 months long, beginning on February 15 and August 15 of each year, and consist of four six-month purchase periods. However, the first offering period began on May 14, 2001 and ended on July 31, 2003. CSD’s employees generally may contribute up to 10% of their base compensation to the purchase of Roxio stock at a purchase price equal to 85% of the market price at the beginning of the offering period or the end of the purchase period, whichever price is lower. The weighted average fair value of the stock purchase rights granted under the ESPP in 2004 was $3.20.

NOTE 12—GEOGRAPHIC INFORMATION:

Geographic information

The following table presents net revenues by countries based on location of the customers (in thousands):

	Six Months Ended September 30,		Year Ended March 31,
	2004	2003	2004	2003
	(unaudited)			(As restated)
United States	$22,376	$28,715	$51,259	$61,115
Canada	6,159	5,172	12,285	22,314
United Kingdom	2,906	2,386	5,088	5,539
Japan	2,487	2,287	4,957	9,256
Germany	1,949	1,960	4,238	4,933
Other countries	4,286	4,155	9,505	16,270

	$40,163	$44,675	$87,332	$119,427

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended March 31, 2002, CSD measured international revenues based on the location of the selling entity. Due to the change in its corporate structure, CSD changed this method of measurement during year ended March 31, 2004. However due to the prior structure of CSD’s reporting it has proved impractical to obtain comparative information for the year ended March 31, 2002.

The following table presents long-lived assets, excluding goodwill and other intangible assets, by country based on the location of the assets (in thousands):

	September 30, 2004	March 31,
		2004	2003
	(unaudited)
United States	$5,541	$6,097	$10,395
Canada	787	965	876
United Kingdom	324	416	—
Germany	—	—	712
Other countries	297	332	723

	$6,949	$7,810	$12,706

NOTE 13—COMMITMENTS AND CONTINGENCIES:

Leases commitments

CSD leases its operating facilities under non-cancelable operating leases, which are in the name of Roxio and expire at various times ranging from the year 2004 through 2008. Upon legal separation from Adaptec, Roxio entered into a leasing agreement with Adaptec for its principal executive office in Milpitas, California. In March 2002, Roxio relocated its principal executive offices to a new leased facility in Santa Clara, California. Roxio has no further obligation under the lease agreement for the Milpitas facility. Also on the Separation Date, Roxio was assigned certain lease agreements that are currently between Adaptec and other third parties for other facilities in Longmont, Colorado; Maple Grove, Minnesota; Silverdale, Washington; Portland, Oregon; Wurselin, Germany; Tokyo, Japan and Maastricht, The Netherlands. Effective with the acquisition of MGI Software in January 2002, CSD’s operating leases also include the facilities in Canada. Rent expense under all operating leases was $1.7 million and $2.0 million in the six month periods ended September 30, 2004 and 2003, respectively, $3.9 million, $4.3 million and $2.6 million in fiscal 2004, 2003, and 2002, respectively.

Roxio has entered into capital lease agreements that expire on various dates between September 2004 and December 2006 for property and equipment that is used by CSD. The cost of property and equipment held under these capital leases was $1.9 million at September 30, 2004, and $1.8 million at both March 31, 2004 and 2003. Related depreciation expense included in accumulated depreciation was $271,000 and $260,000 for the six month periods ended September 30, 2004 and 2003, respectively, and $524,000, $478,000 and $43,000 for the year ended March 31, 2004, 2003 and 2002, respectively. Capital leases are included as a component of computer equipment and software.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The future minimum lease payments under non-cancelable operating leases and the present value of future minimum capital lease payments as of September 30, 2004 are as follows (in thousands):

(unaudited)	Capital Leases	Operating Leases
2005 (remaining 6 months)	$131	$1,479
2006	59	2,694
2007	18	2,121
2008	—	306
2009	—	229

Total minimum lease payments	208	$6,829

Less amount representing interest (at 4.83% to 8.65%)	(7)

Obligations under capital leases	201
Less current portion	(168)

Long term capital lease obligation	$33

Roxio subleases one of its facilities and a portion of a second facility to unrelated third parties. These subleases expire in October 2004 and November 2006, respectively. Expected future minimum sublease income is $268,000 for the remaining 6 months of fiscal 2005, $407,000 in fiscal 2006 and $241,000 in fiscal 2007.

Litigation

Roxio and MGI Software Corp. (“MGI Software”) have been notified by a number of companies that certain of their respective software products may infringe patents owned by those companies. Roxio is investigating the nature of these claims and the extent to which royalties may be owed by it and by MGI Software to these entities. In addition, Roxio and MGI Software have been notified by a number of their respective original equipment manufacturers (“OEMs”) customers that the OEMs have been approached by certain of these companies set forth above regarding possible patent infringement related to certain Roxio and MGI Software software products that they bundle with their respective computer products. Roxio estimates that at the low end of the range, there may not be any additional payments required to settle the pending MGI Software related-claims. The upper end of the range cannot be reasonably estimated at this time. Roxio has accrued $2.5 million for possible litigation settlements of which 2.4 million was recorded as part of the purchase price allocation of MGI Software. Because no amount in the range is more likely than any other to be the actual amount of any settlement, and because there have been no specific triggering events related to these possible claims, Roxio has not adjusted the original provision. The amount, if any, necessary to settle patent claims related to Roxio’s products cannot be determined at this time.

On April 23, 2002, Electronics for Imaging and Massachusetts Institute of Technology filed action against 214 companies in the Eastern District of Texas, Case No. 501 CV 344, alleging patent infringement. Roxio and MGI Software were named as defendants in that action, along with some of their customers. On November 12, 2004, Roxio and MGI Software were granted a judgment on non-infringement by the court. The case is subject to appeal by the plaintiffs.

On December 12, 2003, Optima Technology Corporation filed a lawsuit against us in U.S. District Court for the Central District of California, Case No. 03-1776-JVS-ANx alleging infringement of certain of their patents by Roxio’s Easy CD Creator line of products. Optima is seeking unspecified damages and injunctive relief. Roxio believes the claims are without merit and intends to defend itself vigorously. On February 20, 2004, Roxio filed a countersuit against Optima Technology Corporation alleging infringement of certain Roxio

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

patents by their CD-R Access Pro product. Roxio is seeking unspecified damages and injunctive relief. Roxio recently obtained a favorable ruling of the court on the definition of certain key terms in the claims of Optima’s patent.

Roxio is a party to other litigation matters and claims that are normal in the course of its operations and, while the results of such litigation and claims cannot be predicted with certainty, Roxio believes that the final outcome of such matters will not have a material adverse impact on the CSD business, financial position, cash flows or results of operations.

NOTE 14—TRANSACTIONS WITH ROXIO:

As discussed in Note 1—Description of Business and Basis of Presentation, CSD is part of Roxio’s consolidated business. Certain corporate costs and expenses are incurred by Roxio for the benefit of both of Roxio’s business segments. These costs are allocated between the business segments based on the contractual service agreements described in this note. In addition due to its larger size than the Online Music segment (“OM”), CSD perform certain services for the benefit of OM. Costs incurred by legal entities included in CSD that relate to OM are charged to that segment at cost plus a fixed agreed upon mark-up pursuant to a series of service agreements between CSD, Roxio and OM. All these service agreements will automatically cancel upon the close of the sale of the CSD business to Sonic.

License Agreement

Under the License Agreement, CSD granted OM a non-exclusive, sub-licensable license to use the CSD software and other CSD intangibles in connection with OM’s products. Under the terms of the agreement, the grant is for a period of one year at a cost of $5 per unit of licensed product sold.

Services Agreement

The Services Agreement provides that CSD would perform certain distribution, manufacturing, fulfillment, and customer support services to OM. Per this agreement, CSD shall distribute OM products and forward the associated collections to OM. OM will pay CSD a service fee based on CSD’s standard cost plus a mark-up of ten percent for all distributed items.

R&D Services Agreement

The R&D Services Agreement provides that CSD would perform certain R&D services for OM’s benefit at a fee based on CSD’s actual cost plus a mark-up of ten percent. R&D services include making improvements, adaptations, or modifications to CSD’s plug-ins as requested by OM.

Sales Support and Marketing Services Agreement

The Sales Support and Marketing Services Agreement provides that CSD will perform certain sales support and marketing services to OM at a fee based on CSD’s actual cost plus a mark-up of eight percent. Sales support and marketing services include pre sales support, post sales support and marketing services on behalf of OM during the term of this agreement.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the amounts recognized by CSD under these service agreements with OM (in thousands):

	Six Months Ended September 30,		Year Ended March 31,
	2004	2003	2004
	(unaudited)
License	$14	$—	$71
Services	11	—	56
Research and development	191	654	987
Sales and marketing	122	99	142

	$338	$753	$1,256

Management Services Agreement.

The legal entity Roxio, Inc, which is the parent entity of the Roxio group, has historically been part of the consumer software segment. This entity has, in addition to containing a significant portion of CSD’s operation, performed all the corporate overhead functions for the Roxio group such as accounting, legal, information technology and executive services. Roxio has allocated the cost of these services between CSD and OM pursuant to a management services agreement based on the usage of these services between the segments. As a result CSD charges OM for their actual CSD headcount and facility usage plus a mark up of 5%. For the year ended March 31, 2004 CSD was allocated $13.8 million of Roxio’s corporate overhead cost whereas OM was allocated $4.0 million. For the six months ended September 30, 2004 and 2003 CSD was allocated $5.7 million and $7.8 million of Roxio’s corporate overhead cost whereas OM was allocated $2.5 million and $2.2 million, respectively.

NOTE 15—RESTATEMENT OF FINANCIAL STATEMENTS:

On November 2, 2004, Roxio announced that it would restate its financial results for the fiscal years 2003 and 2002 and its financial position at the end of the fiscal years 2004, 2003 and 2002 to correct the valuation of a warrant issued in May 2002 and the purchase accounting related to the acquisition of MGI Software in January 2002. In connection with the correction of the warrant valuation, stock-based compensation expense recorded by CSD in fiscal 2002 and the correction of this item that had been recorded by CSD in fiscal 2003 was reversed. In connection with the correction of the purchase accounting related to MGI Software, the valuation of the Roxio shares issued to MGI Software at the time of the acquisition of MGI Software in January 2002 was revised, so that the value is based on the average of the closing prices of the Company’s common stock on NASDAQ for the two trading days immediately preceding, through the two trading days immediately following, the execution and announcement of the agreement under which Roxio acquired MGI Software. Operating results of CSD were also restated to reflect revenue reductions and period charges in fiscal 2003 and 2002 for certain items that were previously recorded as an increase to MGI goodwill in fiscal 2003.

The Income Statement periods affected by the restatement include the fiscal years ended March 31, 2003 and 2002 and the quarters ended June 30, September 30 and December 31, 2002. The restatement has no impact on the net cash flows from operating activities or on CSD’s cash or cash equivalents for the periods restated.

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The restatement has no impact on CSD’s statements of operations or cash flows for the fiscal year ended March 31, 2004 or the six month periods ended September 30, 2004 or 2003.

(in thousands, except per share data)	Year Ended March 31, 2003
	(As reported)	(As restated)
Consumer software revenues	$120,408	$119,427
Cost of revenues :
Consumer software COGS	31,357	31,357
Amortization of purchased technologies	2,791	2,791

Total cost of revenues	34,148	34,148

Gross profit	86,260	85,279

Operating expenses:
Research and development	21,582	21,582
Sales and marketing	41,255	41,255
General and administrative	26,804	27,143
Restructuring charges	578	882
Amortization of intangible assets	3,610	3,610
Stock-based compensation charges	1,936	2,619

Total operating expenses	95,765	97,091

Loss from operations	(9,505)	(11,812)
Other income, net	471	471

Loss before provision for income taxes	(9,034)	(11,341)
Income tax provision	910	309

Net loss	$(9,944)	$(11,650)

Foreign currency translation	1,783	1,783
Unrealized gain on investments	24	24

Net comprehensive loss	$(8,137)	$(9,843)

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share data)	Year Ended March 31, 2002
	(As reported)	(As restated)
Consumer software revenues	$142,521	$141,471

Cost of revenues :
Consumer software COGS	29,154	29,154
Amortization of purchased technologies	1,474	1,474

Total cost of revenues	30,628	30,628

Gross profit	111,893	110,843

Operating expenses:
Research and development	21,637	21,637
Sales and marketing	49,247	49,247
General and administrative	19,327	19,327
Amortization of intangible assets	4,672	4,672
Stock-based compensation charges	8,110	7,427
Write-off of acquired in-process R&D	1,110	1,110

Total operating expenses	104,103	103,420

Income from operations	7,790	7,423
Other income, net	1,285	1,285

Income before provision for income taxes	9,075	8,708
Income tax provision	6,726	6,482

Net income	$2,349	$2,226

Foreign currency translation	(280)	(280)

Comprehensive income	$2,069	$1,946

CONSUMER SOFTWARE DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	March 31, 2003
(in thousands, except per share data)	(As reported)	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$34,739	$34,739
Short-term investments	18,758	18,758
Accounts receivable, net of $850 allowance for doubtful accounts	18,196	18,196
Prepaid expenses and other current assets	3,826	3,826
Deferred income taxes	4,709	5,555

Total current assets	80,228	81,074

Long-term investment	3,059	3,059
Property and equipment, net	9,058	9,058
Goodwill, net	55,247	53,040
Other intangibles assets, net	10,314	10,314
Other assets	589	589

Total assets	$158,495	$157,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,952	$11,952
Income taxes payable	1,353	1,353
Accrued liabilities	20,987	20,987
Deferred revenues	725	725
Current portion of long-term debt	606	606

Total current liabilities	35,623	35,623

Long-term liabilities:
Long-term debt	5,490	5,490
Deferred income taxes	1,190	1,190

Total liabilities	42,303	42,303

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 authorized shares; None issued and outstanding	—	—
Common stock, $0.001 par value; 100,000 authorized shares; 19,574 shares issued and outstanding	20	20
Additional paid-in capital	127,804	128,272
Deferred stock-based compensation	(2,886)	(2,886)
Accumulated deficit	(10,675)	(12,504)
Accumulated other comprehensive income	1,929	1,929

Total stockholders’ equity	116,192	114,831

Total liabilities and stockholders’ equity	$158,495	$157,134

NOTE 16 - SUBSEQUENT EVENT

On December 17, 2004, the divestiture of CSD to Sonic was completed. The sale included all of the capital stock of certain international subsidiaries historically included in CSD. The remaining international subsidiaries historically included in CSD have been substantially liquidated. Sonic paid a total of $72.3 million in cash and 653,837 shares of Sonic’s common stock valued at approximately $13.6 million as of the closing date. Out of the proceeds, approximately $2.3 million represented a preliminary payment from Sonic related to the purchase price adjustment clauses of the Agreement.

(b) Pro Forma Financial Information

On December 17, 2004 Sonic Solutions and Roxio, Inc. (“Roxio”) entered into an Amended and Restated Asset Purchase Agreement (the “Amended Purchase Agreement”) related to the purchase by Sonic Solutions of Roxio’s consumer software division (“CSD”). The Amended Purchase Agreement amends and restates the Asset Purchase Agreement which Sonic Solutions and Roxio entered into on August 9, 2004 (the “Original Purchase Agreement” and together with the Amended Purchase Agreement, the “Purchase Agreement”).

On December 21, 2004, Sonic Solutions announced that it had completed its previously announced purchase of CSD. Under the terms of the transaction, Sonic acquired substantially all of the assets of CSD, including all products, intellectual property and trademarks, including the “Roxio” name. Under the terms of the Purchase Agreement, Sonic Solutions paid Roxio $70.0 million and issued Roxio 653,837 shares of Sonic common stock (together, the “Purchase Price”), plus an aggregate of approximately $2.3 million representing certain additional amounts payable under the Purchase Agreement pursuant to working capital and channel inventory adjustment calculations. In addition, the Amended Purchase Agreement anticipates certain potential additional adjustments of the cash portion of the Purchase Price.

The following unaudited pro forma financial statements assume an acquisition of CSD by Sonic accounted for using the purchase method of accounting. The unaudited pro forma financial statements are based on historical financial statements and the notes thereto of Sonic included in its annual report on Form 10-K for the year ended March 31, 2004, its quarterly report on Form 10-Q for the six months ended September 30, 2004 and the historical financial statements of CSD filed with this Current Report.

The unaudited pro forma condensed combined balance sheet as of September 30, 2004 presents the financial position of Sonic assuming the acquisition had occurred on September 30, 2004. The unaudited pro forma condensed statements of operations combine Sonic’s historical condensed statement of operations for the year ended March 31, 2004 and the six months ended September 30, 2004 with CSD’s consolidated historical statement of operations for the same periods giving pro forma effect to the acquisition of CSD, accounted for as a purchase, as if the business combination had occurred at the beginning of the year ended March 31, 2004. All material adjustments to reflect the acquisition are set forth in the column “Pro Forma Adjustments.”

The pro forma adjustments are preliminary and based on management’s estimates of the value of the tangible and intangible assets acquired and the costs associated with completing the transaction. The adjustments also assume no adjustment of the cash portion of the Purchase Price. The actual adjustments may differ materially from those presented in these pro forma financial statements.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Sonic and CSD been combined during the specified periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the historical consolidated financial statements of Sonic and the financial statements of CSD included herein, including the notes thereto. The accompanying unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X.

SONIC SOLUTIONS

PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2004

(UNAUDITED)

	Sonic Solutions	Software Division	Pro forma adjustments	Note 2	Pro Forma
Assets
Current assets
Cash and cash equivalents	$66,239	$—	30,000	b	$27,265
			(68,974)	c
Restricted cash	—	735	(735)	a	—
Accounts receivable	9,471	11,016	(1)	a	20,285
			(201)	c
Inventory, net	734	—	475	d	1,209

Prepaid expenses and other current assets	2,276	2,571	(426)	a	3,946
			(475)	d
Deferred income taxes	—	8,020	(7,877)	c	143

Total current assets	78,720	22,342			52,848

Fixed assets, net	4,329	3,031	228	c	7,588
Purchased and internally developed software costs, net	1,405	—			1,405
Goodwill	15,533	54,890	(16,335)	c	54,088
Acquired intangible assets	2,491	1,022	46,878	c	50,391
Other assets	511	718			1,229
Long term investments	—	3,200	(2,615)	c	585

Total assets	$102,989	$85,203			$168,134

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,845	$3,622	(49)	a	$5,418
Income taxes payable	—	14,308	(14,308)	a	—
Accrued liabilities	8,112	20,636	(1,115)	a	31,354
			3,721	c
Deferred revenue and deposits	4,701	954	(954)	c	4,701
Current portion of long term debt and capital leases	66	168			234

Total current liabilities	14,724	39,688			41,707

Long term debt and capital lease obligations, less current portion	38	33	30,000	b	30,071
Other long term liabilities	—	2,106	494	c	2,600

Total liabilities	14,762	41,827			74,378

Shareholders’ Equity/Net Assets
Convertible preferred stock	—	—
Common stock	95,942	—	8,629	c	104,571
Accumulated other comprehensive income	(22)	—			(22)
Accumulated deficit	(7,693)	—	(3,100)	c	(10,793)
Net Assets of Software Division	—	43,376	14,310	a	—
			(57,686)	c

Total Shareholders Equity/Net Assets	88,227	43,376			93,756

Total Liabilities and Shareholdrs’ Equity	$102,989	$85,203			$168,134

See accompanying notes to unaudited pro forma condensed combined financial statements

SONIC SOLUTIONS

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended September 30, 2004

(in thousands, except per share amounts)

(UNAUDITED)

	Sonic Solutions	Software Division	Pro Forma Adjustments	Note 3	Pro Forma
Net revenue	$35,346	$40,163	14,123	a	$89,632
Cost of revenue	3,500	9,111	2,280	b	14,891
Amortization of purchased technologies	—	1,337	(326)	c	1,011

Gross profit	31,846	29,715			73,730

Operating expenses:
Marketing and sales	7,598	11,087			18,685
Research and development	13,655	7,432			21,087
General and administrative	2,587	7,362			9,949
Stock-based compensation charges	—	250			250
Restructuring charges	—	(80)			(80)
Amortization of intangible assets	—	125	530	c	655

Total operating expenses	23,840	26,176			50,546

Operating income	8,006	3,539			23,184

Gain on sale of GoBack product line	—	1,682			1,682
Interest Expense	—	—	(1,035)	d	(1,035)
Other income, net	231	128			359

Income before income taxes	8,237	5,349			24,190

Provision for income taxes	675	1,979	3,711	e	6,365

Net income	$7,562	$3,370			$17,825

Net income applicable to common shareholders
Basic	0.33				0.76
Diluted	0.29				0.67
Shares used in computing per share net income (loss) per share
Basic	22,733		654	f	23,387
Diluted	25,931		654	g	26,585

See accompanying notes to unaudited pro forma condensed combined financial statements

SONIC SOLUTIONS

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended March 31, 2004

(in thousands, except per share amounts)

(UNAUDITED)

	Sonic Solutions	Software Division	Pro Forma Adjustments	Note 4	Pro Forma
Net revenue	$56,853	$87,332	(2,805)	a	$141,380
Cost of revenue	7,052	23,495	(811)	b	29,736
Amortization of purchased technologies	—	2,291	(269)	c	2,022

Gross profit	49,801	61,546			109,622

Operating expenses:
Marketing and sales	12,629	26,978			39,607
Research and development	19,731	19,202			38,933
General and administrative	4,669	15,369			20,038
Restructuring charges	—	9,298			9,298
Amortization of intangible assets	—	631	679	c	1,310
Stock based compensation charges	—	1,208			1,208

Total operating expenses	37,029	72,686			110,394

Operating income (loss)	12,772	(11,140)			(772)

Gain on sale of GoBack product line	—	10,622			10,622
Interest Income	214	—			214
Interest Expense	(1)	—	(2,873)	d	(2,874)
Other income (expense), net	25	(649)			(624)

Income (loss) before income taxes	13,010	(1,167)			6,566

Provision (benefit) for income taxes	1,926	7,940	(1,847)	e	8,019

Net income (loss)	$11,084	$(9,107)			$(1,453)

Net income (loss) applicable to common shareholders
Basic	0.54				(0.07)
Diluted	0.46				(0.07)
Shares used in computing per share net income (loss) per share
Basic	20,459		654	f	21,113
Diluted	23,889		(2,776)	g	21,113

See accompanying notes to unaudited pro forma condensed combined financial statements

SONIC SOLUTIONS

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

On December 17, 2004 Sonic Solutions and Roxio, Inc. (“Roxio”) entered into an Amended and Restated Asset Purchase Agreement (the “Amended Purchase Agreement”) related to the purchase by Sonic Solutions of CSD. The Amended Purchase Agreement amends and restates the Asset Purchase Agreement which Sonic Solutions and Roxio entered into on August 9, 2004 (the “Original Purchase Agreement” and together with the Amended Purchase Agreement, the “Purchase Agreement”).

On December 21, 2004, Sonic Solutions announced that it had completed its previously announced purchase of CSD. Under the terms of the transaction, Sonic acquired substantially all of the assets of CSD, including all products, intellectual property and trademarks, including the “Roxio” name. Under the terms of the Purchase Agreement, Sonic Solutions paid Roxio $70.0 million and issued Roxio 653,837 shares of Sonic common stock (together, the “Purchase Price”), plus an aggregate of approximately $2.3 million representing certain additional amounts payable under the Purchase Agreement pursuant to working capital and channel inventory adjustment calculations. In addition, the Amended Purchase Agreement anticipates certain potential additional adjustments of the cash portion of the Purchase Price.

NOTE 2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of September 30, 2004 gives effect to the acquisition as if it had occurred on September 30, 2004. Under purchase accounting, the purchase price will be allocated to assets purchased and liabilities assumed based on their relative fair values with the excess recorded as goodwill.

The following information on the components and allocation of the purchase price is based on Sonic’s preliminary evaluation and review of the assets acquired and liabilities assumed, and may change as those evaluations and reviews are completed. Among other things, the ultimate cash portion of the purchase price may be different than the estimated purchase price below as a result of the outcome of certain consideration adjustment elements in the Purchase Agreement. These elements include a final working capital adjustment, inventory adjustments and reserve adjustment. The Purchase Agreement specifies that the final accounting on the adjustment elements, which Sonic has arranged to obtain, will be completed within approximately ten months of the date of close of the transaction. Upon the final resolution of these adjustment elements, adjustments to the amount and allocation of the purchase price may be required.

The components of the purchase price were as follows:

Cash paid
Gross cash amount	$72,300
Less cash acquired	(3,326)
Net cash amount	68,974
Common stock	8,629
Transaction costs	3,721

Total net purchase price	$81,324

Sonic financed $30,000,000 of the cash portion of the purchase price with new bank debt which bears interest at LIBOR plus 1.5% or a Base rate plus 0.5% and which matures on September 30, 2007.

The 653,834 shares of common stock issued were valued at $13.1980 per share, representing the average of the closing price for Sonic’s common stock on the two trading days before through the two trading days after August 9, 2004, the date of announcement of the definitive agreement.

The estimated transaction costs above include approximately $1,000,000 of transaction related liabilities including approximately $700,000 for severance of Roxio employees and approximately $300,000 for restructuring of Roxio facilities. These plans will be executed within a few months of the date of close of the transaction.

The following sets forth the book value, fair value, and resulting pro forma adjustments to the assets acquired and liabilities assumed:

	Book value	Fair value	Pro forma adjustment
Accounts receivable, net	$11,015	$10,814	(201)
Inventory	475	475	—
Prepaid expenses and other current assets	1,670	1,670	—
Deferred income taxes	8,020	143	(7,877)
Fixed assets, net	3,031	3,259	228
Goodwill	54,890	38,555	(16,335)
Acquired intangible assets	1,022	47,900	46,878
Other assets	718	718	—
Long term investments	3,200	585	(2,615)

Total assets	84,041	104,119

Accounts payable	3,573	3,573	—
Accrued liabilities	19,521	19,521	—
Deferred revenue	954	—	(954)
Current portion of long term debt and capital leases	168	168	—
Long term debt and capital leases, less current portion	33	33	—
Other long term liabilities	2,106	2,600	494

Total liabilities	26,355	25,895

Net assets	$57,686	$78,224

The fair value of the net assets acquired set forth above differs from the total purchase price on account of the $3,100,000 of the purchase price that has been allocated to the fair value of the in process research and development acquired. That amount will be charged to expense in the period in which the acquisition was completed, and is reflected as a direct charge to accumulated deficit in the accompanying pro forma condensed consolidated balance sheet.

The following sets forth the amounts assigned to the identifiable intangible assets acquired:

Core value technology	$9,100
Customer contracts	13,100
Tradenames	25,700

Total	$47,900

The value of identifiable intangible assets was determined in accordance with Statement of Financial Accounting Standard No. 141 Business Combinations. Core developed technology represents technology products that had been introduced into the market, were generating revenue and or had reached technological feasibility as of the close of the transaction. The value is calculated based on an estimate of the implicit income derived from this technology. Core developed technology is estimated to have a useful life of four to five years, and will be amortized on a straight line basis. The value of customer contracts represents the implicit income derived as a result of the distribution channels and customers of Roxio. Based on historical attrition rates, the useful life of the customer contracts is estimated to be 10 years, and will be amortized on a straight line basis. The value of tradenames is calculated based on the overall revenue stream of products and an estimated royalty rate. The royalty rate was determined in part by reviewing industry data regarding royalties paid for the use of a third party tradename. Based on the plan to continue to use the existing tradenames, the useful life is indefinite and accordingly the value will not be amortized.

Sonic identified five research projects in areas for which technological feasibility had not been established and no alternative future uses existed. These five projects represent research and development to create the next generation versions of its primary software products. Four of the five projects were 35% to 45% complete, one was approximately 70% complete, as of the date of the close of the transaction. Sonic estimates that it will cost approximately $10 to $11 million in additional research and development expenses to complete these five projects which are estimated to be completed and begin generating revenues generally by the end of calendar 2005. One project is anticipated to be completed and begin generating revenues by the middle of calendar 2005. The value for each of the projects was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows to their present value, and then applying a percentage of completion to the calculated value. Key assumptions utilized in determining these values include:

•	discount rate of 12%, representing the cost of capital as related to the estimated time to complete the projects and the level of risk involved;

•	contributory asset rate of 8% applied to projected revenues for each in-process project to attribute value for dependency on other assets; and

•	the percentage of completion for the projects, determined using costs incurred prior to the acquisition date compared to the remaining research and development to be completed to bring the projects to technological feasibility.

Patents have been valued as part of the income stream from the products in which the patents are utilized. Therefore, the patent value is implicitly included in certain of the identifiable intangible assets and no separate value has been recorded. We may in the future benefit from income streams derived solely from our acquired patents and we would record those amount at the time the income has been earned.

Residual goodwill has been recorded based on the purchase price remaining after allocating the purchase price to the fair market value of assets purchased less liabilities assumed and to identifiable intangible assets. Residual goodwill arises as a result of, among other factors, future unidentified new products, new technologies and new customers as well as the implicit value of future cost savings as a result of the combining of entities. In accordance with SFAS No. 142, goodwill will not be amortized but will be tested at least annually for impairment.

The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

a.	To eliminate the assets and liabilities of the Software Division to be retained by Roxio.

b.	To record Sonic’s borrowing of $30,000,000 under a new bank loan, the proceeds of which were used to finance a portion of the cash portion of the purchase price.

c.	To record the acquisition of the Software Division and the allocation of the purchase price, as described above.

d.	To record a reclassification to conform the certain Software Division classifications to those used by Sonic.

NOTE 3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on April 1, 2003.

The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2004:

(a)	To adjust CSD’s historical reported revenues from the sale of software to the amount that would have been reported under Sonic’s revenue recognition policy. Historically, Roxio has made available to its customers, at no additional charge, a limited amount of free technical support assistance including bug fixes, workarounds, patches and compatibility updates that customers could download from Roxio’s website. Roxio did not defer any portion of the revenue from the sale of the software for this obligation but rather accrued the estimated cost of providing such assistance at the time the associated revenue was recognized. Roxio recognized revenue on its sale of software to distributors upon the shipment of the product to the distributor, or its receipt by the distributor, depending on the shipping terms. However, under Sonic’s revenue recognition policy, the support and updates provided free of charge are considered post contract support (“PCS”). Because CSD has not historically sold PCS separately, sufficient vendor-specific objective evidence of fair value does not exist to allocate the arrangement fee to the software license and PCS. Accordingly, the entire arrangement fee is recognized ratably over the period PCS is expected to be provided. The pro forma adjustment shows revenues in the amounts that would have been recognized under Sonic’s policy in order to provide an indication of what the results of operations would have been had the applicable historical transactions been accounted for under Sonic’s policy.

(b)	To increase CSD’s historical reported cost of revenues by $2,142,000 to reflect the amount that would have been reported under Sonic’s revenue recognition policy. These costs reflect direct product costs incurred in the period the products were shipped and have been amortized over the same period as the associated revenues. In addition, to increase cost of sales by $138,000 to adjust technical support costs to reflect the amount which would have been recorded had all the costs been recognized as incurred.

(c)	To adjust the Software Division’s historical amortization to the amount to be recorded based on the fair values and useful lives of the identifiable intangibles recorded in the application of purchase accounting by Sonic.

(d)	To reflect the interest expense associated with the borrowing necessary to finance the cash portion of the purchase price at an annual interest rate of 5.00% and the loss of interest income at 1% associated with the use of cash on hand.

(e)	To increase the tax provision based on the proforma adjustments using a 35% statutory tax rate.

(f)	To increase the shares outstanding to reflect the number of shares issued as purchase consideration in the transaction.

(g)	To increase the shares outstanding to reflect the number of shares issued as purchase consideration in the transaction.

The pro forma results of operations for the six months ended September 30, 2004, and for the year ended March 31, 2004, do not include the effect of a charge for $3,100,000 that Sonic will record in the period the acquisition was completed (the quarter ended December 31, 2004) for the fair value of the in process research and development acquired.

NOTE 4. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on April 1, 2003.

The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations for the year ended March 31, 2004:

(a)	To adjust CSD’s historical reported revenues from the sale of software by to the amount that would have been reported under Sonic’s revenue recognition policy. Historically, Roxio has made available to its customers, at no additional charge, a limited amount of free technical support assistance including bug fixes, workarounds, patches and compatibility updates that customers could download from Roxio’s website. Roxio did not defer any portion of the revenue from the sale of the software for this obligation but rather accrued the estimated cost of providing such assistance at the time the associated revenue was recognized. Roxio recognized revenue on its sale of software to distributors upon the shipment of the product to the distributor, or its receipt by the distributor, depending on the shipping terms. However, under Sonic’s revenue recognition policy, the support and updates provided free of charge are considered post contract support (“PCS”). Because CSD has not historically sold PCS separately, sufficient vendor-specific objective evidence of fair value does not exist to allocate the arrangement fee to the software license and PCS. Accordingly, the entire arrangement fee is recognized ratably over the period PCS is expected to be provided. The pro forma adjustment shows revenues in the amounts that would have been recognized under Sonic’s policy in order to provide an indication of what the results of operations would have been had the applicable historical transactions been accounted for under Sonic’s policy.

(b)	To reduce CSD’s historical reported cost of revenues by approximately $1,838,000 to reflect the amount that would have been reported under Sonic’s revenue recognition policy. These costs reflect direct product costs incurred in the period the products were shipped and have been amortized over the same period as the associated revenues. In addition, to increase cost of sales by approximately $1,027,000 to adjust technical support costs to reflect the amount which would have been incurred had all the costs been recognized on a period basis.

(c)	To adjust the Software Division’s historical amortization to the amount to be recorded based on the fair values and useful lives of the identifiable intangibles recorded in the application of purchase accounting by Sonic.

(d)	To reflect the interest expense associated with the borrowing necessary to finance the cash portion of the purchase price at an annual interest rate of 5.00% and the loss of interest income at 1% associated with the use of cash on hand.

(e)	To reduce the tax provision based on the proforma adjustments using a 35% statutory tax rate.

(f)	To increase the shares outstanding to reflect the number of shares issued as purchase consideration in the transaction.

(g)	To increase the shares outstanding to reflect the number of shares issued as purchase consideration in the transaction and to decrease the number of shares outstanding related to Sonic’s common stock equivalent shares. Common stock equivalent shares are not included in the calculation of diluted earnings per share because the net loss for the period would make the inclusion of such common stock equivalent shares anti-dilutive.